                                                                     EXHIBIT 2.1
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                                MERGER AGREEMENT

                                      Among

                             LILIENTHAL ASSOCIATES,

                                       and

                     U.S. TRUST COMPANY OF CALIFORNIA, N.A.,

                                  UST-LA, INC.,

                               JOHN G. LILIENTHAL,

                               BRUCE J. MCGREGOR,

                                       and

                               RANDALL B. MATTHEWS

                                OCTOBER 11, 1996
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                                TABLE OF CONTENTS


ARTICLE                                                                     Page

ARTICLE I  THE MERGER; CLOSING: DELIVERY .................................     1
                  1.1      Merger ........................................     1
                  1.2      Closing .......................................     1
                  1.3      Articles of Incorporation and By-Laws
                              of the Surviving Corporation ...............     2
                  1.4      Officers and Directors of the Surviving
                              Corporation ................................     2
                  1.5      Conversion of Shares in the Merger ............     2
                  1.6      Delivery ......................................     4

ARTICLE II  TRANSFER, STAMP AND OTHER TAXES ..............................     4

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF SELLER ....................     4
                  3.1      Organization, Good Standing and
                              Qualification ..............................     4
                  3.2      Authority .....................................     4
                  3.3      Capital Structure .............................     5
                  3.4      Financial Statements ..........................     5
                  3.5      Absence of Specified Changes ..................     5
                  3.6      Tax Returns and Audits ........................     7
                  3.7      Real Property .................................     7
                  3.8      Other Tangible Personal Property ..............     7
                  3.9      Copyrights, Trademarks and Patents ............     7
                  3.10     Title to Assets ...............................     8
                  3.11     Existing Employment Contracts .................     8
                  3.12     Insurance Policies ............................     9
                  3.13     Other Contracts ...............................     9
                  3.14     Compliance with Laws ..........................     9
                  3.15     Litigation ....................................     9
                  3.16     Assets Sufficient for Conduct of Business .....    10
                  3.17     Agreement Will Not Cause Breach or
                              Violation ..................................    10
                  3.18     Authority and Consents ........................    10
                  3.19     Interest in Customers, Suppliers,
                              and Competitors ............................    10
                  3.20     Corporate Documents ...........................    10
                  3.21     Personnel Identification and Compensation .....    10
                  3.22     Powers of Attorney and Bank Accounts ..........    11

                                       i
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Section                                                                     Page



                  3.23     Business Addresses ............................    11
                  3.24     Absence of Undisclosed Liabilities ............    11
                  3.25     Full Disclosure ...............................    11
                  3.26     Specified Events ..............................    11
                  3.27     Tangible Book Value ...........................    12

ARTICLE IV  BUYER'S AND MERGER SUB'S REPRESENTATIONS
          AND WARRANTIES .................................................    12
                  4.1      Organization ..................................    12
                  4.2      Authorization .................................    12
                  4.3      Consents and Approvals ........................    12

ARTICLE V  SELLER'S OBLIGATIONS BEFORE THE CLOSING DATE ..................    13
                  5.1      Buyer's Access to Premises and Information ....    13
                  5.2      Conduct of Business in Normal Course ..........    13
                  5.3      Preservation of Business and Relationships ....    13
                  5.4      Maintenance of Insurance ......................    13
                  5.5      Employees and Compensation ....................    13
                  5.6      Controlled Acts ...............................    14
                  5.7      Payment of Liabilities and Waiver of Claims ...    15
                  5.8      Existing Agreements ...........................    15
                  5.9      Statutory Filings .............................    15
                  5.10     Delivery of Tax Returns .......................    15
                  5.11     Client Consents ...............................    15
                  5.12     Termination of Qualified Plans ................    15

ARTICLE VI  BUYER'S OBLIGATIONS BEFORE THE CLOSING DATE ..................    15
                  6.1      Confidentiality ...............................    15
                  6.2      Governmental Filings ..........................    16
                  6.3      Best Efforts ..................................    16
                  6.4      Consents ......................................    16
                  6.5      Contact with Clients ..........................    16

ARTICLE VII  CONDITIONS PRECEDENT TO BUYER'S AND
           MERGER SUB'S PERFORMANCE .....................................     16
                  7.1      Accuracy of Seller's Representations
                              and Warranties ............................     16
                  7.2      Absence of Liens .............................     16
                  7.3      Seller's Performance .........................     17
                  7.4      Opinion of Seller's Counsel ..................     17
                  7.5      Consents .....................................     17

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Section                                                                     Page



                  7.6      Approval of Documentation ....................     17
                  7.7      Employment Agreements ........................     17
                  7.8      Condition of Assets ..........................     17
                  7.9      Certificates of the Secretary of the Company .     17
                  7.10     Pooling of Interests .........................     17
                  7.11     Delivery of Client Consents ..................     18
                  7.12     Certificate of Merger ........................     18
                  7.13     No Injunction ................................     18
                  7.14     No Government Proceeding or Litigation .......     18
                  7.15     No Statute, Rule or Regulation ...............     18
                  7.16     INTENTIONALLY LEFT BLANK .....................     18
                  7.17     Absence of Litigation ........................     18
                  7.18     Doctor's Letter ..............................     18
                  7.19     Termination of Qualified Plans ...............     19

ARTICLE VIII  CONDITIONS PRECEDENT TO SELLER'S PERFORMANCE ..............     19
                  8.1      Accuracy of Buyer's and Merger Sub's
                              Representations and Warranties ............     19
                  8.2      Buyer's and Merger Sub's Performance .........     19
                  8.3      Opinion of Buyer's Counsel ...................     19
                  8.4      Consents .....................................     19
                  8.5      Employment Agreements ........................     19
                  8.6      Benefit Plans ................................     19
                  8.7      Securities Registration ......................     20
                  8.8      Certificate of Merger ........................     20
                  8.9      No Injunction ................................     20
                  8.10     No Government Proceeding or Litigation .......     20
                  8.11     No Statute, Rule or Regulation ...............     20
                  8.12     Absence of Litigation ........................     20

ARTICLE IX  SELLER'S AND BUYER'S OBLIGATIONS AFTER THE CLOSING ..........     20
                  9.1      Preservation of Goodwill .....................     21
                  9.2      Use of Name ..................................     21
                  9.3      Indemnification ..............................     21
                  9.4      Right to Cure Defaults .......................     23
                  9.5      Sale of Stock ................................     23
                  9.6      Qualification of Benefit Plans ...............     23

ARTICLE X  COSTS ........................................................     23
                  10.1     Finder's or Broker's Fees ....................     24
                  10.2     Expenses .....................................     24


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Section                                                                     Page



ARTICLE XI  FORM OF AGREEMENT ...........................................     24
                  11.1     Headings .....................................     24
                  11.2     Entire Agreement; Modification; Waiver .......     24
                  11.3     Counterparts .................................     24

ARTICLE XII  PARTIES ....................................................     24
                  12.1     Parties in Interest ..........................     24
                  12.2     Assignment ...................................     25

ARTICLE XIII  TERMINATION ...............................................     25
                  13.1     Conditions Permitting Termination ............     25
                  13.2     Defaults Permitting Termination ..............     25

ARTICLE XIV  NOTICES ....................................................     25

ARTICLE XV  GOVERNING LAW; VENUE ........................................     26

ARTICLE XVI  REGISTRATION OF THE USTC MERGER
            SHARES ......................................................     26

ARTICLE XVII  MISCELLANEOUS .............................................     28
                  17.1     Announcements ................................     28
                  17.2     References ...................................     28
                  17.3     Currency .....................................     28
                  17.4     Counterparts .................................     28


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                                MERGER AGREEMENT


                  This Merger Agreement ("Agreement"), dated October 11, 1996, among U.S. Trust Company of California, N.A., a national banking organization chartered by the office of the Comptroller of the Currency ("Buyer"), UST-LA, Inc., a California corporation ("Merger Sub"), Lilienthal Associates, a California corporation (the "Company"), John G. Lilienthal, Bruce J. McGregor, and Randall B. Matthews (collectively the "Seller"), being the only shareholders of the Company.

                                   WITNESSETH:

                  WHEREAS, the Seller and Buyer desire that Company merge with and into the Merger Sub in a merger that will be treated as a tax-free reorganization by reason of Sections 368 (a )(1)(B) of the Internal Revenue Code of 1986, as amended, and the Company desires to merge with and into Merger Sub on such basis;

                  WHEREAS, all of the issued and outstanding shares of Merger Sub's capital stock are currently owned beneficially and of record by the Buyer; and

                  WHEREAS, all the issued and outstanding shares of the Company's capital stock (the "Shares") are currently held beneficially and of record by the Seller.

                  NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations, and warranties contained in this Agreement, the parties agree as follows:


ARTICLE I           THE MERGER; CLOSING: DELIVERY.

                  1.1. Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as hereinafter defined), the Company shall be merged with the Merger Sub and the separate corporate existence of the Merger Sub shall thereupon cease (the "Merger"). The time on which the Merger shall become effective shall be termed the "Effective Time". The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation"), and shall continue to be governed by the laws of the State of California. From and after the Effective Time, the Surviving Corporation shall continue its separate corporate existence under the laws of the State of California as a wholly-owned subsidiary of the Buyer and shall possess all of the purposes, objects, rights, privileges, powers and franchises, and shall assume and be liable for all of the liabilities, obligations and penalties, of each of Merger Sub and the Company.

                  1.2. Closing. Subject to the provisions hereof, the closing of the Merger (the "Closing") shall take place: (i) at the office of the Buyer at 515 South Flower Street,


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Suite 2700, Los Angeles, California at 9:00 A.M., local time, on the later of
December 31, 1996 or the fifth (5th) business day after the day on or by which the last to be fulfilled or waived of the conditions to the Closing hereof shall be fulfilled or waived; or (ii) at such other time and place and/or on such later date as the Seller, Buyer, Company and Merger Sub may agree in writing. The date on which the Closing occurs is hereinafter referred to as the "Closing Date". If all conditions shall have been fulfilled or waived, the parties hereto shall cause an Agreement of Merger and Officers' Certificate of the Company and Merger Sub meeting the statutory requirements of California law to be properly executed and filed in accordance with applicable law on the Closing Date and shall take any and all other lawful actions necessary to cause the Merger to become effective.

                  1.3. Articles of Incorporation and By-Laws of the Surviving Corporation. The Articles of Incorporation and By-Laws of the Company in effect immediately prior to the Effective Time shall be the Articles of Incorporation and By-Laws of the Surviving Corporation, until duly amended in accordance with their respective terms and applicable law.

                  1.4. Officers and Directors of the Surviving Corporation. The officers and directors of the Company as of the date hereof shall resign as of the Closing Date and the Buyer shall appoint new officers and directors of the Surviving Corporation.

                  1.5. Conversion of Shares in the Merger. The manner of converting shares of the Company and Merger Sub in the Merger shall be as follows:

                           (a) It is agreed by the parties that the Company's
revenue base (the "Revenue Base") shall be equal to the sum of: (i), for Current Clients as defined below who are billed by the Company quarterly, the revenues billed as of the end of the months of July, August and September of 1996 annualized for a 12 month period; and (ii) for Current Clients who are not billed quarterly, the total fees billed to such clients for the twelve (12) months prior to the date of this Agreement. Current Clients are those clients of the Company who have agreed in writing to remain clients of the Company pursuant to the form of the letter attached as Exhibit 7.11 (Consent Letter). (Both the identity of such Current Clients and the annualized revenues therefrom shall be determined by the parties hereto in an examination of the Company's records. If the parties cannot agree, the Current Clients and their annualized revenues shall be determined by Coopers & Lybrand and the cost of such examination shall be borne equally by the Company and the Buyer.) For the avoidance of doubt, any client from whom the Company earned revenues during such twelve month period but who is no longer a client of the Company as of the Closing Date shall not be considered a Current Client.

                           (b) At the Effective Time, each share of common stock
of the Company issued shall, by virtue of the Merger and without any action on the part of any holder thereof, automatically be converted into that number of shares of Common Stock of the U.S. Trust Corporation ("Common Shares") as is obtained (i) by dividing (x) $2.4 million (the "Merger Consideration") subject to adjustment under Section 1.5(c) below by (y) the average

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of the closing sales prices of the Common Shares as quoted on the National
Association of Securities Dealers Automated Quotation System -- National Market System for the twenty (20) trading days ending two trading days prior to the Closing Date (such average being hereinafter referred to as the "Conversion Price"), provided that if there are no reported sales of Common Shares on any of the twenty (20) trading days referenced above, such trading day shall be counted as one of the twenty (20) trading days but the results thereof shall not be utilized in any manner in computing the average closing prices of the Common Shares for purposes of computing the exchange ratio, and provided further, that such average closing price shall not be deemed to be greater than $70 nor less than $44.50, regardless of the actual average closing price; and (ii) by dividing the results of (i) by twenty eight hundred (2,800) shares, which shall be the total number of shares of the Company's common stock issued and outstanding at the Effective Time. During the aforementioned twenty (20) trading days, the Buyer will cause its parent, to refrain from purchasing any U.S. Trust Corporation shares in the open market in a manner to materially influence the reported market price of such shares. The Common Shares to be issued in the Merger are sometimes referred to herein as "USTC Merger Shares". At the Effective Time, all outstanding shares of the Company, by virtue of the Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall thereafter cease to have any rights with respect to such shares, except the right to receive Common Shares (or cash in lieu of fractional Common Shares) for such shares upon the surrender of such certificate. Each share of the Company held in the Company's treasury as of the Effective Time shall, by virtue of the Merger, be canceled without any payment of any consideration therefor.

                  For purposes of computing the Revenue Base, the annualized revenues received from clients of the Company which do not indicate in writing prior to the Closing any intent either to continue or not to continue their relationship with the Company ("Non-Responding Clients") shall not be included in the Revenue Base. However, that number of USTC Merger Shares which, according to the formula set forth above, would be paid in respect of the annualized revenues of such Non-Responding Clients shall be placed in escrow ("Escrow Shares") with Buyer for 30 days. At the end of such 30-day escrow period, the Revenue Base shall be recalculated to include as Current Clients those Non-Responding Clients who have agreed by such date to remain clients of the Company. A sufficient number of Escrow Shares shall be released to Seller to bring the aggregate consideration received by Seller to the final Merger Consideration, based on such final Revenue Base. The Escrow Shares shall be valued at the Conversion Price for purposes of calculating the number of Escrow Shares to be released to Seller. Escrow Shares not released to Seller shall revert to Buyer. Any escrow established pursuant to this section shall comply in all respects with Internal Revenue Service Revenue Procedure 84-42, 1984-1 C.B. 521.

                           (c) The Merger Consideration shall be equal to the
result of multiplying $2.4 million by the result of a fraction, the numerator of which is the Revenue Base and the denominator of which is $1.1 million.

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                  1.6.       Delivery.

                           (a) By Seller. At the Closing, the Seller shall
deliver to Buyer, upon receipt of certificates representing the USTC Merger Shares, the stock certificates representing the shares of the Company's common stock owned by them, duly endorsed in blank, with all necessary transfer taxes paid or provided for, and free and clear of all adverse claims (as defined in Section 8-302 of the Uniform Commercial Code of the State of California), except for the rights of the Buyer under this Agreement.

                           (b) By Buyer and Merger Sub. At the Closing, the
Buyer and Merger Sub shall deliver to Seller stock certificates representing the number of USTC Merger Shares to be delivered to them in accordance with Section
1.5 hereof. The USTC Merger Shares, when delivered to Seller, shall be duly authorized, validly issued, fully paid and non-assessable.


ARTICLE II TRANSFER, STAMP AND OTHER TAXES. The Seller shall pay all transfer, stamp and other taxes, if any, related to the transfer of shares of Company common stock.


ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER. Subject to that certain Disclosure Letter ("DL") dated the date hereof executed by the Seller, a draft of which was delivered to Buyer ten business days before the execution of this Agreement and the definitive version of which shall be delivered to Buyer on or prior to the date hereof, Seller hereby represents and warrants to Buyer (which representations and warranties constitute the basis upon which Buyer and Merger Sub have been induced to enter into and perform this Agreement) as follows:

                  3.1. Organization, Good Standing and Qualification. The Company is a corporation validly existing and in good standing under the laws of the State of California, has all necessary corporate powers, licenses and permits to own its properties and to carry on its business as now owned and operated by it and is not qualified as a foreign corporation in any other jurisdiction. Annexed to the DL are true, correct and complete copies of the Company's Articles of Incorporation and By-laws as in full force and effect on the date hereof.

                  3.2. Authority. The Seller has, and at the Closing will have, full legal right and power and all approvals required by law, to enter into this Agreement in the manner provided herein and perform all of their obligations hereunder. This Agreement has been duly executed and delivered by the Seller and is a legal, valid and binding agreement of the Seller enforceable against the Seller in accordance with its terms subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights generally and to general principles of equity, whether asserted in a proceeding in equity or at law. This Agreement has been duly authorized, executed and delivered by the Company, and is a valid, legal and binding agreement of the Company, enforceable against it in accordance with its terms subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of relating to or affecting creditors' rights generally and to general principles of equity, whether asserted in a proceeding in equity or at law.

                  3.3. Capital Structure. The authorized number of capital shares of the Company is ten thousand (10,000) shares of common stock, of which twenty-eight hundred (2,800) shares are issued and outstanding and owned of record and beneficially by the Seller as set forth in the DL. All the shares are duly authorized, validly issued, fully paid, and non-assessable. There are no outstanding subscriptions, options, rights, warrants, convertible securities, or other agreements or commitments obligating the Company to issue or to transfer from treasury any additional shares and no outstanding options, pledge agreements or shareholder agreements (other than a "buy-back" agreement dated 3/20/1989 as amended 3/1/1991 and 6/19/1992), or other agreements obligating the Seller to transfer the shares or granting any person (other than the owner of record) any right or interest whatsoever in the shares. The Company has no subsidiaries, direct or indirect, owns no stock for its own account in other corporations and is not a partner in any partnerships.

                  3.4. Financial Statements. Attached to the DL are the unaudited balance sheets, statements of income and condition of the Company as of December 31, 1995, (the "Last Fiscal Year End") as well as the balance sheets, statements of income and condition for the years ended December 31, 1994, 1993, and 1992 (the foregoing financial statements being referred to herein as the "Financial Statements"). The Financial Statements of the Company are complete and correct in all material respects and have been prepared in accordance with generally accepted accounting principles consistently followed by the Company throughout the periods indicated, and fairly present the financial condition of the Company as of the respective dates of the balance sheets included in the Financial Statements and the results of its operations for the respective periods indicated.

                  3.5. Absence of Specified Changes. Except as expressly contemplated by this Agreement, since the Last Fiscal Year End there has not been any:

                           (a) Transaction by the Company except in the ordinary
course of business as conducted on that date except for this Agreement and the transactions contemplated hereby;

                           (b) Capital expenditure by the Company exceeding
$5,000;

                           (c) Material adverse change in the consolidated
financial condition, liabilities, assets or business of the Company;

                           (d) Destruction, damage to, or loss of any assets of
the Company (whether or not covered by insurance) that materially and adversely affects the financial condition, liabilities, assets or business of the Company;

                           (e) Any loss of accounts materially and adversely
affecting the financial condition, liabilities, assets or business of the Company;

                           (f) Change in accounting methods or practices
(including, without limitation, any change in depreciation or amortization policies or rates) by the Company;

                           (g) Revaluation by the Company of any of its assets;

                           (h) Increase of more than 3% in the aggregate
salaries or other compensation payable or to become payable by the Company to all of the employees of the Company, other than the Seller, or the declaration, payment, or commitment or obligation of any kind for the payment by the Company of a bonus or other additional salary or compensation which would result in an increase of more than 3% in the aggregate compensation payable or to become payable by the Company to all of the employees of the Company, as a group; except: (i) salary increases set forth on Exhibit 3.5 (Bonus and Salary Increases); (ii) contributions by the Company to the qualified plans in existence on the Last Fiscal Year End; and (iii) bonuses approved by Buyer and paid prior to Closing;

                           (i) Sale or transfer of any asset of the Company,
except in the ordinary course of business;

                           (j) Execution, creation, amendment or termination of
any material contract, agreement, or license to which the Company is a party, except in the ordinary course of business, except for the termination of all qualified plans without additional liability to the Company;

                           (k) Indebtedness incurred or guaranteed by the
Company that would, if outstanding on the Closing Date, be recorded in accordance with generally accepted accounting principles on its balance sheet;

                           (l) Waiver or release of any material right or claim
of the Company, except in the ordinary course of business;

                           (m) Mortgage, pledge, or other encumbrance of any
material asset of the Company except for liens: (i) of mechanics, materialmen and landlords incurred in the ordinary course of business for sums not overdue and not in excess of $5,000 in the aggregate; (ii) incurred in the ordinary course of business in connection with workers' compensation, unemployment insurance, or other forms of governmental insurance or benefits; (iii) for taxes, assessments or other governmental charges or levies which are not at the time delinquent or are

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
subject to an effective extension for the filing of the related tax returns or reports (if applicable) granted by the appropriate authorities;

                           (n) Other event or condition of any character that
has a material and adverse effect on the financial condition, business or assets of the Company; or

                           (o) Agreement by the Company to do any of the things
described in the preceding clauses (a) through (l).

                  3.6. Tax Returns and Audits. The Company has duly and timely filed all federal, state and local tax returns and reports required by law to have been filed on or prior to the date of this Agreement, and all taxes, assessments, fees, penalties and other governmental charges in respect of the Company and upon its properties, assets, income and franchises which are due and payable have been paid or are adequately provided for in the Financial Statements or on the books and records of the Company. There is no tax, withholding deficiency, fee, assessment or governmental deficiency which has been, or which the Seller reasonably believes will be, asserted against the Company which would adversely affect the consolidated business or operations of the Company. There are no present disputes with, or audits by, any governmental authority as to any taxes, assessments, fees, penalties or other governmental charges of any nature payable by the Company nor is the Company awaiting the outcome of any audit. There are no agreements or applications by the Company for any extension of time for the assessment or payment of any taxes nor has it executed any document to extend the time in which a tax may be assessed or collected.

                  3.7. Real Property. The Company owns no real property. The DL contains true, correct and complete copies of each lease covering any premises leased by the Company. All such leases are valid and in full force, and there does not exist any default or event that with notice or lapse of time, or both, would permit the landlord to terminate any such lease; provided, however, that the transaction contemplated by this Agreement may require the consent of the lessor of the space currently serving as the headquarters of the Company.

                  3.8. Other Tangible Personal Property. The furniture, equipment, vehicles and other property described in the DL (collectively, the "Equipment") constitute all the items of tangible personal property having a value of $200 or more, owned by, leased by or used by the Company in connection with their business.

                  None of the Equipment used by the Company in connection with its business is held under any lease, security agreement, conditional sales contract, or other title retention or security arrangement, is subject to any lien (other than those described in Section 3.5(m)), or is located other than in the possession of the Company.

                  3.9. Copyrights, Trademarks and Patents. The Company owns no registered copyrights, trademarks or patents. No copyrighted, trademarked or patented

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
material, other than such material that is sold at retail or is otherwise generally commercially available, is necessary for the operation of the business of the Company; and the Company is not infringing the copyrights, trademarks or patents of any other person.

                  3.10. Title to Assets. The Company has a good and marketable title to all its assets and interests in assets, whether personal, mixed, tangible, or intangible (including, without limitation, all the assets reflected in the Financial Statements). All these assets are free and clear of mortgages, liens, pledges, charges, encumbrances, equities, claims, easements, rights of way, covenants, conditions and restrictions whatsoever, except for: (i) those disclosed in the Financial Statements; (ii) those disclosed in the DL; (iii) liens of mechanics, materialmen and landlords incurred in the ordinary course of business for sums not overdue (which sums do not exceed $5,000 in the aggregate), or incurred in the ordinary course of business in connection with workers' compensation, unemployment insurance, or other forms of governmental insurance or benefits, or for taxes, assessments or other governmental charges or levies which are not at the time delinquent or are subject to an effective extension for the filing of the related tax returns or reports (if applicable) granted by the appropriate authorities; and (iv) possible minor matters that, in the aggregate, do not exceed $10,000 and do not materially detract from or interfere with the present or intended use of any of these assets, nor materially impair the Company's consolidated business operations (collectively, the "Permitted Liens"). All tangible personal property of the Company necessary for the operation of their business is in operating condition and repair, ordinary wear and tear excepted. The Company is in possession of all premises leased to it from others. Neither any officer, director or employee of the Company, nor any spouse, child, parent or sibling of any of these persons, or any other relative of any of these persons, owns, or has any interest, directly or indirectly, in any of the real or personal property owned by or leased to the Company.

                  3.11. Existing Employment Contracts. The DL sets forth a list of all written employment contracts and collective bargaining agreements, and all pension, retirement, disability, bonus, profit-sharing, deferred compensation, incentive stock option, medical, dental or other health insurance plans, life insurance or other death benefit plans, severance plans or other agreements or arrangements or plans providing for employee remuneration or benefits to which the Company is a party or by which the Company is bound and under which employees or former employees of the Company are eligible to participate or derive a benefit (collectively, "Employee Plans"), and copies of any Employee Plans have been provided to Buyer at least 7 days prior to the execution of this Agreement. There is no pending or threatened labor dispute, strike, or work stoppage materially affecting the Company's business. The Company is not indebted to the Seller or to any director, officer or employee except for amounts due under the Employee Plans or as normal salaries, expenses and bonuses for the Company's current fiscal year. The Company has no Employee Plans other than those listed in the DL and each Employee Plan is in full force and effect. All Employee Plans may be terminated at any time without additional liability to any party hereto. The Company is in full compliance with all applicable laws governing such Employee Plans. There are no actions, audits, suits or claims pending (other than routine claims for benefits) arising out of the Employee Plans.

                  3.12. Insurance Policies. The DL includes a summary description of all insurance policies held by the Company. All such policies are in the respective principal amounts set forth in the DL.

                  3.13. Other Contracts. Set forth in the DL is a true and correct list of every contract (other than contracts with current clients) to which the Company is a party which: (i) will result in annual payments by or to the Company in excess of $2,500 or cumulative payments in excess of $5,000 and is not cancelable by the Company upon notice of 30 days or less; or (ii) could be reasonably expected to result in annual payments by or to the Company in excess of $25,000 or cumulative payments in excess of $50,000. The Company heretofore has delivered or made available to the Buyer true and correct copies of all such contracts. There is no material default or event that with a notice or lapse of time, or both, would constitute a default by the Company or by any other party to any of the contracts listed in the DL. Neither the Seller nor the Company has received notice that any party to any of the agreements listed in the DL intends to cancel or terminate any of such agreements or to exercise or not exercise any options under any such agreements.

                  3.14. Compliance with Laws. The Company has substantially complied with all, and is not in material violation of any, applicable federal, state, or local statutes, laws, and regulations affecting its properties, or the operation or conduct of its business, or the qualification of any employee of the Company to give investment advice or otherwise to act on behalf of the Company in accordance with his or her present or past duties.

                  3.15. Litigation. There is no suit, action, arbitration, or legal, administrative, or other proceeding, or governmental investigation or disciplinary investigation pending or threatened against or affecting the Company, or the business, assets, liabilities or financial condition of the Company that would, individually or in the aggregate, have a material adverse effect on the financial condition, operations or business of the Company. The Seller has furnished or made available to Buyer copies of all relevant court papers and other documents relating to the matters set forth in the DL. Neither the Company nor the Seller is in default with respect to any order, writ, injunction, or decree of any federal, state, local, or foreign court, department, agency, or instrumentality. The Company is not presently engaged in any legal action or arbitration proceeding to recover moneys due to it or damages sustained by it or to obtain other relief. Since January 1, 1992, no written charges of misconduct have been brought against the Company, its subsidiaries or against any of its employees in their capacity as employees of the Company, and the Company has not been the subject of any investigation or audit by any state or federal authority. No employee of the Company, in his or her capacity as an employee of the Company, has been the subject of any formal disciplinary proceeding by any governmental agency.

                  3.16. Assets Sufficient for Conduct of Business. The assets and property presently owned or leased by the Company constitute all of the assets and property necessary and appropriate by the Company to conduct its business as it is presently conducted.

                  3.17. Agreement Will Not Cause Breach or Violation. Except for the lease of the space currently serving as the headquarters of the Company, neither the entry into this Agreement nor the consummation of the transactions contemplated hereby will result in or constitute any of the following: (i) a default or an event that, with notice or lapse of time or both, would be a default, breach, or violation of the Articles of Incorporation or By-laws of the Company or a material default, breach or violation of any shareholders' agreement, lease, license, promissory note, conditional sales contract, commitment, indenture, mortgage, deed of trust, or other agreement, instrument, or arrangement to which the Seller, or the Company is a party or by which the Seller, the Company, or their assets is or are bound; (ii) an event that would permit any party to terminate any agreement or to accelerate the maturity of any indebtedness or other obligation of the Company or of the Seller in an amount in excess of $5,000 individually or in excess of $10,000 in the aggregate; (iii) the creation or imposition of any material lien, charge, or encumbrance on any of the assets of the Company; or (iv) the violation of any law, regulation, ordinance, judgment, order, or decree applicable to or affecting the Company, or its assets.

                  3.18. Authority and Consents. Except for the filing and recordation of appropriate merger documents, ADV forms required by California, Massachusetts, Oregon, Virginia and federal law, no approvals or consents of or notices to or filings with any persons, governmental agency or governmental body are necessary on the part of the Company or the Seller in connection with the execution, delivery or performance of this Agreement.

                  3.19. Interest in Customers, Suppliers, and Competitors. Neither the Company, nor any of its officers or directors nor any spouse, parent, child or sibling, or any other relative, or any of them, has more than 5% direct or indirect interest in any competitor, supplier, or customer of the Company or in any person with whom the Company is doing business.

                  3.20. Corporate Documents. The Seller has made available to Buyer for its examination all minute books, stock books and stock records for the Company. The minute books, stock books and stock records of the Company are complete and accurate in all material respects, and the signatures therein are the true signatures of the persons purporting to have signed them, and all material corporate actions taken by the directors and stockholders of the Company since their organization have been duly authorized or subsequently ratified as necessary.

                  3.21. Personnel Identification and Compensation. The DL sets forth a list of the names and addresses of all current officers, directors, employees and consultants of the

Company, stating the rates of compensation payable to each. No other person, except accountants, auditors, attorneys and investment managers, regularly performs compensable services for the Company.

                  3.22. Powers of Attorney and Bank Accounts. The DL lists: (i) the names and addresses of all persons holding a power of attorney on behalf of the Company; and (ii) the names and addresses of all banks or other financial institutions in which the Company has an account, deposit, or safe-deposit box, with the names of all persons authorized to draw on these accounts or deposits or who have access to these boxes.

                  3.23. Business Addresses. The DL lists each current and former address of the Company for the past five years. During the past five years, the Company has not conducted business at or from any other address, and has not engaged in or solicited business in any state other than those designated in the DL.

                  3.24. Absence of Undisclosed Liabilities. Except as and to the extent reflected or reserved against in the Financial Statements and except as to those liabilities or obligations incurred in the ordinary course of business, since the date of the most recent Company's balance sheet attached to the DL, the Company has not incurred any liabilities or obligations, whether due or to become due, absolute or contingent, accrued or unaccrued, including without limitation liabilities for taxes or interest or penalties thereon, which would be required to be reflected in a balance sheet of the Company or the notes thereto prepared in accordance with generally accepted accounting principles consistently applied.

                  3.25. Full Disclosure. None of the representations and warranties made by the Seller or made in the DL or any certificate furnished or to be furnished pursuant to the terms of this Agreement by the Seller, or on his behalf, contains or will contain any untrue statement of a material fact, or omits to state any material fact necessary to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.

                  3.26. Specified Events.

                           (a) As of the date of this Agreement, none of the
current clients of the Company has advised the Company or the Seller that it intends to cease doing business with the Company, or to materially reduce the amount of the business that such client is presently doing with the Company.

                           (b) Neither Mr. Lilienthal nor Mr. McGregor currently
have any health problems which would materially impair his abilities to fulfill his duties under his respective Employment Agreement or have an existing condition which may progress in a fashion which would materially impair his ability to fulfill his duties under his Employment Agreement during the full term of such Agreement, and each of them agrees to deliver at Closing a letter from his doctor to such effect.

                  3.27 Tangible Book Value. The net tangible book value of the Company's assets as of the Closing, based on generally accepted accounting principles consistently applied and accruing for the costs for the Company to contribute to the qualified plans and then terminate such plans, shall not be less than $50,000. If any receivables transferred hereunder are aged more than 90 days, a reserve for bad debt equal to such receivables shall be recorded.


ARTICLE IV BUYER'S AND MERGER SUB'S REPRESENTATIONS AND WARRANTIES. Buyer hereby represents and warrants to the Company and the Seller as follows:

                  4.1. Organization. Buyer is a national bank duly organized, validly existing, and in good standing under the federal laws applicable to national banks. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of California. The Buyer has previously delivered true, correct and complete copies of the Buyer's and Merger Sub's Articles of Incorporation and By-laws as in full force and effect on the date hereof.

                  4.2. Authorization. Each of Buyer and Merger Sub has, and at the Closing will have, full legal right and power to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by Buyer's and Merger Sub's Boards of Directors, and Merger Sub's shareholder, and no other corporate proceedings on the part of Buyer or Merger Sub are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Buyer and Merger Sub and constitutes a valid, legal and binding agreement of each of the Buyer and Merger Sub, enforceable against each of them in accordance with its terms except that the enforceability of such agreement is subject to bankruptcy, insolvency, reorganization, and similar laws of general applicability relating to or affecting creditors' rights.

                  4.3. Consents and Approvals. Except for any filing and recordation of appropriate merger documents required by California law and except for the filings with the Office of the Comptroller of the Currency, the California Department of Corporations and the Securities and Exchange Commission, the execution and delivery of this Agreement by the Buyer and Merger Sub and the consummation by the Buyer and Merger Sub of the transactions contemplated hereby will not: (i) violate any provision of the Articles of Incorporation or By-Laws of the Buyer or Merger Sub; (ii) violate any statute, rule, regulation, order or decree of any public body or authority by which the Buyer or Merger Sub or any of their respective properties or assets may be bound; (iii) require any declaration or filing with, or permit, consent, authorization, order, license, certificate or other form of approval of, any public body or authority or any other person or entity; or (iv) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement or other instrument or obligation to which the Buyer or Merger Sub is a party, or by which any of them or any of their respective properties or assets may be bound, excluding from the foregoing clauses (ii), (iii) and (iv) violations, breaches and defaults which, and filings, permits, consents and approvals the absence of which, either individually or in the aggregate, would not have a material adverse effect on the business, operations, or financial condition of the Buyer and Merger Sub taken as a whole.


ARTICLE V           SELLER'S OBLIGATIONS BEFORE THE CLOSING DATE.

                           The Seller covenants that:

                  5.1. Buyer's Access to Premises and Information. Buyer and its counsel, accountants, and other representatives shall be entitled to have full access during normal business hours and upon reasonable notice to all the Company's properties, books, accounts, records, contracts, and documents. The Seller shall furnish or cause to be furnished to Buyer and its representatives all data and information concerning the business, finances, and properties of the Company that may be reasonably requested, including but not limited to financial statements, including but not limited to interim financial statements.

                  5.2. Conduct of Business in Normal Course. The Seller shall cause the Company to carry on its business and activities diligently and, except as otherwise permitted herein, in substantially the same manner as they previously have been carried on, and to not institute any new methods of purchase, sale, lease, management, accounting or operation that will vary materially from the methods used by the Company as of the date of this Agreement.

                  5.3. Preservation of Business and Relationships. The Seller shall use his diligent efforts to cause the Company to preserve its business organization intact and preserve its present relationships with suppliers, regulating agencies, customers, and others having business relationships with it.

                  5.4. Maintenance of Insurance. The Seller shall cause the Company to continue to carry its existing insurance through the Closing Date. At the request of Buyer and at Buyer's sole expense, the amount of insurance against fire and other casualties or losses which, at the date of this Agreement, the Company carries on any of its properties or in respect of its operations shall, subject to availability, be increased by such amount or amounts as Buyer shall specify.

                  5.5. Employees and Compensation. The Seller shall not, without the written consent of Buyer, or except as otherwise permitted herein or as required under existing written contractual arrangements, permit the Company to do, or agree to do, any of the following acts: (i) grant any increase in salaries payable or to become payable to any officer, employee, sales agent, or representative which would result in an increase of more than 3%, since December 31, 1995, in the aggregate salaries or other compensation payable or to become payable by the Company to all of the employees of the Company as a group, other than the Seller; (ii) increase benefits payable to any officer, employee, sales agent, or representative under any bonus or pension plan or other contract or commitment except pursuant to the provisions of such plan, contract or commitment which would result in an increase of more than 3%, since December 31, 1995, in the aggregate salaries or other compensation payable or to become payable by the Company to all of the employees of the Company as a group, other than the Seller; or (iii) modify any collective bargaining agreement to which it is a party or by which it may be bound; provided that (I) salary increases set forth on Exhibit 3.5 (Bonus and Salary Increases); (ii) contributions by the Company to the qualified plans in existence on the Last Fiscal Year End; and
(iii) bonuses approved by Buyer and paid prior to Closing shall not be deemed to be a violation of this section.

                  5.6. Controlled Acts. Except as otherwise permitted by this Agreement, the Seller shall not, without the prior written consent of Buyer, permit the Company to do or agree to do any of the following acts:

                           (a) Enter into any contract, commitment, or
transaction not in the usual and ordinary course of its business;

                           (b) Except in the ordinary course of business, make
any capital expenditures in excess of $5,000 for any single item or $10,000 in the aggregate, or enter into any leases of capital equipment or property under which the annual lease charge is in excess of $5,000;

                           (c) Except in the ordinary course of business, sell
or dispose of any capital assets with a net book value in excess of $5,000 individually, or $10,000 in the aggregate;

                           (d) Declare any dividend, unless after the payment of
the dividend the Company maintains a net tangible book value of at least
$50,000;

                           (e) Change the name or any trade name of the Company
or change the nature of the business of the Company as currently conducted;

                           (f) Adopt or modify any employment agreement;

                           (g) Authorize the sale or merger of the Company or
the sale of substantially all of its or their assets;

                           (h) Issue any stock;

                           (i) Amend its Articles of Incorporation or By-Laws;
or

                           (j) Take any action or omit to take any action which,
in the opinion of Buyer's independent public accountants, would prevent Buyer from accounting for the Merger as a "pooling of interests"; provided however, that the Company is expressly permitted to solicit the consent of Non-Responding Clients during the 30 day escrow period described in Section 1.5 (b) to secure the release of Escrow Shares.

                  5.7. Payment of Liabilities and Waiver of Claims. The Seller shall not permit the Company to do, or agree to do, any of the following acts:
(i) pay, prior to the due date thereof, any material obligation or liability, fixed or contingent, other than current liabilities; (ii) waive or compromise any material right or claim other than in the ordinary course of business; or
(iii) cancel, without full payment, any note, loan, or other material obligation owing to the Company.

                  5.8. Existing Agreements. The Seller shall not permit the Company to modify, amend, cancel, or terminate any of its existing material contracts or agreements, or agree to do any of those acts, except in the ordinary course of business.

                  5.9. Statutory Filings. The Seller shall cooperate fully with Buyer in preparing and filing all information and documents deemed necessary or desirable by Buyer, under any statutes or governmental rules or regulations pertaining to the transactions contemplated by this Agreement.

                  5.10. Delivery of Tax Returns. As soon as possible after the execution of this Agreement, the Seller shall deliver to Buyer copies of all tax returns for all open years relating or pertaining to the Company.

                  5.11. Client Consents. As soon as practicable after the execution of this Agreement, the Seller shall cause the Company to, and the Company shall seek to obtain, consents of Current Clients to the transfer contemplated by this Agreement, as is further set forth in Section 7.11.

                  5.12. Termination of Qualified Plans. Prior to the Closing, Seller shall cause the Company to terminate and distribute all qualified plans without liability to the Company.

ARTICLE VI          BUYER'S OBLIGATIONS BEFORE THE CLOSING DATE.

                  6.1. Confidentiality. Prior to the Closing Date, Buyer and Merger Sub shall preserve the confidentiality of this Agreement, the Schedules, the DL and any commercial information which is disclosed to Buyer or Merger Sub or to their representatives by the Seller, the Company or their respective representatives.

                  6.2. Governmental Filings. Buyer will make all governmental filings (including but not limited to filings with the Office of the Comptroller of the Currency , the California Department of Corporations and the Securities and Exchange Commission) necessary to consummate this transaction and shall cooperate fully with the Company and the Seller in preparing and filing all information and documents deemed necessary by the Company or the Seller under any statutes or governmental rules or regulations pertaining to the transactions contemplated by this Agreement.

                  6.3. Best Efforts. Buyer will use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement.

                  6.4. Consents. Buyer shall use its best efforts to obtain all permits, authorizations, consents and approvals from third parties necessary to consummate the Agreement and the transactions contemplated hereby.

                  6.5. Contact with Clients. Unless the prior consent of the Company has been obtained between the date hereof and the Closing Date, neither the Buyer, Merger Sub nor any of their respective officers, directors, employees, agents or representatives shall contact, or communicate with, any of the clients of the Company.


ARTICLE VII    CONDITIONS PRECEDENT TO BUYER'S AND MERGER SUB'S PERFORMANCE

                  Unless Buyer and Merger Sub provide Seller and the Company a written waiver of a condition set forth in this Article VII, the obligations of Buyer and Merger Sub to conclude the Merger under this Agreement are subject to the satisfaction, at or before the Closing, of all the conditions set out below.

                  7.1. Accuracy of Seller's Representations and Warranties. All representations and warranties made by the Seller in this Agreement or in the DL shall be true in all material respects on and as of the Closing Date as though made at that time, and the Seller shall have delivered to Buyer a Certificate of the Seller so certifying to this.

                  7.2. Absence of Liens. As of the Closing Date, except for such liens, claims, charges or encumbrances disclosed in the Financial Statements or in the DL, there shall be no liens, claims, charges or encumbrances on any assets of the Company other than liens: (i) of mechanics, materialmen and landlord incurred in the ordinary course of business for sums not overdue and not in excess of $1,000 in the aggregate; (ii) incurred in the ordinary course of business in connection with workers' compensation, unemployment insurance, or other forms of governmental insurance or benefits; and (iii) for taxes, assessments or other governmental charges or levies which are not at the time delinquent or are subject to an effective extension for the filing of the related tax returns or reports (if applicable) granted by the appropriate authorities.

                  7.3. Seller's Performance. The Seller shall have performed, satisfied, and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by the Seller on or before the Closing Date.

                  7.4. Opinion of Seller's Counsel. Buyer shall have received from counsel for the Seller and the Company opinions dated the Closing Date, in the forms attached hereto as Exhibit 7.4 (Seller's Opinion of counsel).

                  7.5. Consents. All necessary notices to, and agreements, approvals and consents of, any person, entity or governmental body to the consummation of the transactions contemplated by this Agreement, or otherwise pertaining to the matters covered by it, shall have been obtained by the Seller or the Company and delivered to the Buyer, including, without limitation, Seller's obtaining the consent of the lessor of the assignment of the lease of the space currently serving as the headquarters of the Company without changing the tangible net worth of the Company set forth in Section 3.27 and the existing rent for such space.

                  7.6. Approval of Documentation. The form and substance of all certificates, instruments, opinions, and other documents delivered to Buyer under this Agreement shall be satisfactory in all reasonable respects to Buyer and its counsel.

                  7.7. Employment Agreements. Mr. Lilienthal and Mr. McGregor shall each deliver to Buyer an employment agreement substantially in the forms attached hereto as Exhibit 7.7 ("Employment Agreement"), duly executed by such party, and there shall be no default existing on the Closing Date under the Employment Agreement, and the Employment Agreement shall be in full force and effect on the Closing Date and each party shall be capable on the Closing Date of performing his or its obligations under the Employment Agreement.

                  7.8. Condition of Assets. The property and assets of the Company shall not have been materially or adversely affected in any way as a result of any fire, accident, storm or other casualty or labor or civil disturbance or act of God or the public enemy.

                  7.9. Certificates of the Secretary of the Company. Buyer shall have received from the Secretary of the Company a certificate stating that no amendments or modifications have been made to the Articles of Incorporation or the By-laws of the Company since the signing of this Agreement except as consented to in writing by Buyer or otherwise permitted hereunder.

                  7.10. Pooling of Interests. Coopers & Lybrand, independent accountants to the Buyer, shall have rendered its opinion to the Buyer, dated the Closing Date, that the Merger will qualify as a pooling of interests transaction; provided, if the transaction does not qualify for pooling of interests accounting because of the escrow arrangement described in Section 1.5(b) or any other condition within the control of the Buyer, this condition shall nonetheless be deemed satisfied.

                  7.11. Delivery of Client Consents. Seller shall have delivered to Buyer at or prior to the Closing written letters (in the form attached hereto as Exhibit 7.11 (Consent Letter), which has been mutually agreed by the Seller and the Buyer) from Current Clients of their intent to continue their relationship with the Company after the Closing, duly executed in writing by Current Clients whose business with the Company accounts for at least 75% of the Company's Revenue Base.

                  7.12 Certificate of Merger. The Company and the Seller shall have executed and delivered to the Buyer counterparts of the Agreement of Merger and Officers' Certificate of the Company to be filed with the Secretary of State of the State of California in connection with the Merger and such Merger shall become effective.

                  7.13. No Injunction. Neither the Seller, Buyer, Merger Sub nor the Company shall be subject to any order, decree or injunction of a court of competent jurisdiction within the United States which prevents or materially delays the consummation of the Merger.

                  7.14. No Government Proceeding or Litigation. No suit, action or proceeding before any court or any governmental or regulatory authority shall be pending or threatened by any state or federal governmental or regulatory authority, against the Seller or the Buyer, Merger Sub or the Company, affiliates, officers or directors seeking to restrain, prevent or change in any material respect the transactions contemplated hereby (including, without limitation the Employment Agreement) or seeking damages in connection with such transactions which are material to the Company, taken as a whole.

                  7.15. No Statute, Rule or Regulation. No statute, rule or regulation shall have been enacted by the government (or any governmental agency) of the United States or any state, municipality or other political subdivision thereof that makes the consummation of the Merger and any other transaction contemplated hereby (including, without limitation the Employment Agreement) illegal.

                  7.16. INTENTIONALLY LEFT BLANK

                  7.17. Absence of Litigation. No action, suit, or proceeding before any court or any governmental body or authority, pertaining to this Agreement, to the Employment Agreement or to any transaction contemplated hereby or thereby, shall have been instituted and remain pending or threatened on or before the Closing Date.

                  7.18 Doctor's Letter. The Buyer shall have received prior to Closing the doctor's letters referred to in Section 3.26.

                  7.19 Termination of Qualified Plans. Seller shall cause the Company to terminate and distribute all qualified plans without liability to any party hereto.


ARTICLE VIII    CONDITIONS PRECEDENT TO SELLER'S PERFORMANCE

                  Unless the Seller and the Company provide to Buyer and Merger Sub a written waiver of a condition set forth in this Article VIII, the obligations of the Seller and the Company to conclude the Merger under this Agreement are subject to the satisfaction, at or before the Closing, of all the following conditions:

                  8.1. Accuracy of Buyer's and Merger Sub's Representations and Warranties. All representations and warranties made by Buyer and Merger Sub contained in this Agreement, including any schedule hereto, shall be true in all material respects on and as of the Closing as though such representations and warranties were made on and as of that date, and Buyer and Merger Sub shall have delivered to the Seller a Certificate at Closing so certifying to this.

                  8.2. Buyer's and Merger Sub's Performance. Buyer and Merger Sub shall have performed and complied with all covenants and agreements, and satisfied all conditions that they are required by this Agreement to perform, comply with, or satisfy, before or at the Closing.

                  8.3. Opinion of Buyer's Counsel. Buyer shall have furnished the Seller with an opinion, dated the Closing Date, of Maureen Scannell Bateman, Esq., General Counsel for Buyer, in the form attached hereto as Exhibit 8.3 (Buyer's Opinion of Counsel).

                  8.4. Consents. All necessary notices to, and agreements, approvals and consents of, any person, entity or governmental body, to the consummation of the transactions contemplated by this Agreement, or otherwise pertaining to the matters covered by it, shall have been obtained by Buyer and Merger Sub and delivered to the Seller.

                  8.5. Employment Agreements. The Buyer and Merger Sub shall have caused the Company to deliver to Mr. Lilienthal and Mr. McGregor the Employment Agreements, duly executed by such party and the Company, and there shall be no default existing on the Closing Date under their Employment Agreements, which shall be in full force and effect on the Closing Date and each party shall be capable on the Closing Date of performing his or its obligations under the Employment Agreements.

                  8.6. Benefit Plans. The employee benefit plans of the Buyer described in the 1996 UST Benefits Portfolio (the "Portfolio") previously delivered to the Company and selected by the Company with respect to each employee of the Company who continues in employment with the Company in accordance with the terms thereof, shall be implemented with respect to each such employee without any waiting period, medical examination or pre-existing condition limitation and without any lapse of coverage from the Company's' Employee Plans, although such coverage may be different depending on the terms and conditions described in the Portfolio.

                  8.7. Securities Registration. The Registration Statement shall have been declared effective under the Securities Act and shall not be subject to a stop order or any threatened stop order. In addition, an exemption from the state blue sky registration requirements of California permitting the public sale of the USTC Merger Shares in the State of California shall be available and all conditions to obtaining such exemption shall have been satisfied.

                  8.8. Certificate of Merger. The Buyer and Merger Sub shall have executed and delivered to the Company and the Seller counterparts of the Agreement of Merger and Officers' Certificate of Merger Sub to be filed with the Secretary of State of the State of California in connection with the Merger and such Merger shall have become effective.

                  8.9. No Injunction. Neither the Seller, Buyer, Merger Sub nor the Company shall be subject to any order, decree or injunction of a court of competent jurisdiction within the United States which prevents or materially delays the consummation of the Merger.

                  8.10. No Government Proceeding or Litigation. No suit, action or proceeding before any court or any governmental or regulatory authority shall be pending or threatened by any state or federal governmental or regulatory authority, against the Seller or the Buyer, Merger Sub or the Company, or any of its affiliates, officers or directors seeking to restrain, prevent or change in any material respect the transactions contemplated hereby (including, without limitation, the Employment Agreement) or seeking damages in connection with such transactions.

                  8.11. No Statute, Rule or Regulation. No statute, rule or regulation shall have been enacted by the government (or any governmental agency) of the United States or any state, municipality or other political subdivision thereof that makes the consummation of the Merger and any other transaction contemplated hereby (including, without limitation the Employment Agreement) illegal.

                  8.12. Absence of Litigation. No action, suit, or proceeding before any court or any government body or authority, pertaining to this Agreement, to any Employment Agreement or to any transaction contemplated hereby or thereby, shall have been instituted and remain pending or threatened on or before the Closing Date.


ARTICLE IX          SELLER'S AND BUYER'S OBLIGATIONS AFTER THE CLOSING.

                  9.1. Preservation of Goodwill. Each Seller agrees that, for a period of five years following the Closing, that Seller will not, individually or through an agent, for himself or on behalf of another, as an employee, director, owner, partner, sole proprietor, consultant, agent, representative, shareholder, or in any other manner or capacity whatsoever, other than in his capacity as an employee of the Company:

                           (a) except to the extent required by law, disclose to
any person or use for the Seller's own benefit any fee schedules, fee data, customer lists or similar matters possessed by the Seller relating to the Company, or its business unless the Seller first obtains written permission from the Company;

                           (b) solicit or induce any clients of the Company to
terminate or reduce their respective relationships with the Company; or

                           (c) solicit for hire the services of any person then
employed by the Company to terminate such employment.

                  For purposes this section, the term "Company" shall include any firm or corporation directly or indirectly controlled by Buyer or under common control with Buyer.

                  9.2. Use of Name. The Seller agrees that after the Closing Date he shall not use or employ in any matter, directly or indirectly, the name Lilienthal Associates, or any variant thereof; provided however that Mr. Lilienthal may use his own name except in connection with the investment management business.

                  9.3. Indemnification.

                           (a) Indemnification by the Seller. Subject to the
limitations set forth below and excepting Section 9.1 for which each Seller shall severally but not jointly indemnify the Buyer and the Company as provided in this Section 9.3, each Seller shall jointly and severally indemnify, hold harmless and defend the Company and the Buyer, at all times after the date of this Agreement, against and in respect of any and all claims, demands, liabilities, losses, costs, expenses and deficiencies (including interest, penalties, reasonable attorneys' fees and litigation expenses) (such claims, demands, liabilities, losses, costs, expenses and deficiencies being hereinafter referred to singly as a "Buyer Claim" and collectively as the "Buyer Claims") arising out of or in connection with or based upon (i) the inaccuracy of any representation or warranty made by the Seller herein or in any certificate or other document delivered pursuant hereto or (ii) the breach by the Seller of any agreement or covenant made herein or in any document delivered pursuant hereto or (iii) the tax qualified status of and the tax deductible and non tax deductible contributions made to the pension and profit sharing plans of the Company or the exempt status of the trusts associated with such plans and the distributions and roll-overs from such plans (the "ERISA Indemnities").

                           (b) Limitations on Indemnification by the Seller.

                                    (i) The Seller's aggregate liability for
indemnification for all provisions under this Agreement shall under no circumstances exceed an amount equal to the total consideration received by the Seller under this Agreement, as measured by the value, based upon the Conversion Price, of the USTC Merger Shares received by the Seller. Any liability of the Seller for any Buyer Claim shall be satisfied through the delivery of Common Shares to the Buyer, such shares to be valued at the Conversion Price.

                                    (ii) A claim for breach of warranty,
representation or covenant may not be made under this Agreement and the Seller shall not be liable for indemnification under this section, unless notice of the Buyer Claim on which such claim or right to indemnification is based is given in writing or through telex or telecopier by the Buyer to the Seller reasonably promptly after the Buyer shall become aware of the Buyer Claim, but in any event with respect to a Buyer Claim, within one year after the Closing Date; provided, however, that notwithstanding the foregoing, a Buyer Claim made under Section
3.6 with respect to an open tax year may be made without any time limitation and any ERISA Indemnity shall only expire after the applicable statute of limitations for a claim which would be the subject of such indemnity.

                                    (iii) Subject to the limitations on
indemnification set forth in Sections (a)-(b) above, if the Company is covered by insurance for any Buyer Claim that is the subject of indemnification, the Buyer shall only recover an amount equal to its losses net of any insurance proceeds with regard thereto.

                                    (iv) This indemnification shall not apply to
any claims which the Company has chosen not to pursue if without such claims the Company can continue to comply with Section 3.27 (Tangible Net Worth).

                           (c) Procedure for Establishment of Buyer Claim.

                                    (i) In the event that any claim shall be
asserted by any party against a party hereto entitled to indemnification hereunder (an "Indemnified Party"), which, if sustained, would result in a Buyer Claim, (an "Indemnifiable Claim"), Indemnified Party, within a reasonable time after learning of such claim, shall notify the other party (the "Indemnitor") of such claim giving the particulars thereof, and shall extend to Indemnitor a reasonable opportunity to defend against such claim, at Indemnitor's sole expense and through legal counsel reasonably acceptable to Indemnified Party, provided that Indemnitor proceeds in good faith, expeditiously and diligently. No determination shall be made pursuant to subparagraph (b) below while such defense is still being made until the earlier of: (i) the resolution of said claim by Indemnitor with the claimant; or (ii) the termination of the defense by Indemnitor against such claim or the failure of Indemnitor to prosecute such defense in good faith in an expeditious and diligent manner. Indemnified Party shall be entitled to rely upon the opinion of its counsel as to the occurrence of either of said events. Indemnified Party, at its option and expense, shall have the right to participate in any defense undertaken by Indemnitor with legal counsel of its own selection. No settlement or compromise of any claim which may result in an Indemnifiable Claim, as the case may be, may be made by Indemnitor without the prior written consent of Indemnified Party unless (A) prior to such settlement or compromise Indemnitor acknowledges in writing its obligation to pay in full the amount of the settlement or compromise and all associated expenses and (B) Indemnified Party is furnished with security reasonably satisfactory to Indemnified Party that Indemnitor will in fact pay such amount and expenses.

                                    (ii) In the event that an Indemnified Party
asserts the existence of any Indemnifiable Claim, Indemnified Party shall give written notice to Indemnitor of the nature and amount of the Indemnifiable Claim asserted. If Indemnitor, within a period of fifteen (15) days after the giving of Indemnified Party's notice, shall not give written notice to Indemnified Party announcing its intent to contest such assertion of Indemnified Party (such notice by Indemnitor being hereinafter called the "contest notice"), such assertion of Indemnified Party shall be deemed accepted and the amount of the Indemnifiable Claim shall be deemed established. In the event, however, that a contest notice is given to Indemnified Party within said fifteen-day period, then at any time thereafter a party may commence a legal proceeding in accordance with this Article to resolve the contested assertion of an Indemnifiable Claim.

                                    (iii) Indemnified Party and Indemnitor may
agree in writing, at any time, as to the existence and amount of an Indemnifiable Claim, and, upon the execution of such agreement, such Indemnifiable Claim shall be deemed established.

                  9.4. Right to Cure Defaults. If Buyer becomes aware of any breach of a representation or warranty or non-fulfillment of any covenant or obligation of the other party hereunder, the Buyer becoming so aware shall promptly notify the other party of such breach or non-fulfillment and afford such other party a reasonable opportunity to cure such breach or non-fulfillment.

                  9.5. Sale of Stock. The Seller agrees: (i) not to sell any USTC Merger Shares or otherwise hedge or offset the risk of its investment in USTC Merger Shares until the publication of financial statements reflecting 30 days of combined operations of U.S. Trust Corporation and the Surviving Corporation; (ii) not to engage in any dividend or compensation payment which would prevent the Merger from being treated as a "pooling of interests"; and
(iii) not to take any other actions which would prevent the Merger from being treated as a "pooling of interests."

                  9.6. Qualification of Benefit Plans. Immediately after the Termination Date, all employees of the Company may participate in the Buyer's medical and dental plans on the same terms and conditions as similarly situated employees of the Buyer.


ARTICLE X           COSTS

                  10.1. Finder's or Broker's Fees. Each of the parties represents and warrants that, except for the Buyer's engagement of Berkshire Capital Corporation, Buyer and Seller have not engaged or dealt with any broker or finder in connection with any of the transactions contemplated by this Agreement, and, insofar as Buyer or Seller knows, no broker or other person is entitled to any commission or finder's fee in connection with any of these transactions. Each of the parties agrees to pay all reasonable fees and other amounts which may be or become owing to any broker or finder engaged or dealt with by such party in connection with this Agreement or the transactions contemplated hereby, and in particular, the Buyer agrees to pay the reasonable fees of Berkshire Capital Corporation.

                  10.2. Expenses. Each of the parties shall pay all costs and expenses incurred or to be incurred by him or it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.


ARTICLE XI          FORM OF AGREEMENT

                  11.1. Headings. The subject headings of the Articles and Sections of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

                  11.2. Entire Agreement; Modification; Waiver. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all the parties to be bound hereby. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No delay or failure of any party to exercise any of its, or his rights hereunder shall be construed as a waiver of such right. No waiver shall be binding unless made expressly and executed in writing by the party making the waiver.

                  11.3. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


ARTICLE XII     PARTIES

                  12.1. Parties in Interest. Nothing in this Agreement, whether expressed or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over or against any party to this Agreement.

                  12.2. Assignment. This Agreement shall be binding on and shall inure to the benefit of the parties to it and their respective heirs, legal representatives, successors, and permitted assigns; provided, that the Seller shall have no right to assign any or all of his rights hereunder without the prior written consent of Buyer.


ARTICLE XIII     TERMINATION.

                  13.1. Conditions Permitting Termination. Any party may terminate this Agreement by written notice to the other, without liability to the other, if: (i) any bona fide legal action or proceeding shall be pending against any party that could result in an unfavorable judgment, decree, or order that would prevent or make unlawful the carrying out of this Agreement; or (ii) if Closing shall not have occurred by March 1, 1997, unless all of the parties hereto mutually agree in writing to extend such date.

                  13.2. Defaults Permitting Termination. In addition to the respective parties' rights not to proceed with the Closing because of failure of any of the conditions contained herein, if Buyer or the Seller materially defaults in the due and timely performance of any of its, or his warranties, covenants, or agreements under this Agreement, the non-defaulting party or parties may give notice of termination of this Agreement, in the manner provided herein. The notice shall specify with particularity the default or defaults on which the notice is based. The termination shall be effective ten business days after receipt, unless the specified default or defaults have been cured on or before such effective date for termination.

ARTICLE XIV     NOTICES.

                  All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom such notice, request, demand or other communication is to be given, or on the fifth day after mailing if mailed to the party to whom such communication is to be given, by first class mail registered or certified, postage prepaid, and properly addressed as follows:

                  To Seller as follows:

                  John G. Lilienthal
                  Lilienthal Associates
                  235 Montgomery street, Suite 843
                  San Francisco, CA 94104


                  With a copy to:

                  McCutchen, Doyle, Brown & Enersen, LLP
                  Three Embarcadero Center
                  San Francisco, CA 94111-4067
                  Attn:  Thomas G. Reddy


                  To Buyer and Merger Sub at:

                  U.S. Trust Corporation
                  114 West 47th Street
                  New York, NY 10036-1532
                  Attn:  Maureen Scannell Bateman
                  Managing Director and General Counsel


Any party may change its address for purposes of this Article by giving the other party written notice of the new address in the manner set forth above.


ARTICLE XV     GOVERNING LAW; VENUE.

                  This Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of California, excepting its choice of law provisions. Any litigation arising out of or relating to this Agreement shall be conducted solely and exclusively in any federal or state court located in California having jurisdiction over the subject matter hereof, and to the extent permitted by law all parties hereto consent to such jurisdiction and venue.


ARTICLE XVI     REGISTRATION OF THE USTC MERGER SHARES.

                           (a) Subject in all respects to subsection (b) below,
the Seller hereby acknowledges and agrees that: (i) the USTC Merger Shares (if ever issued) will not have been registered for sale by Buyer to Seller under the Securities Act of 1933, as amended (the "Securities Act"), in reliance on the exemption contained in Section 4(2) of the Securities Act; and (ii) such shares may not be transferred or sold by them unless registered under the Securities Act (as contemplated by subsection (b) below) or transferred or sold pursuant to an applicable exemption from registration under the Securities Act.

                           (b) As soon as practicable after the date hereof,
Buyer shall use its best efforts to cause to be prepared and filed with the SEC a Registration Statement under the Securities Act to permit the offer and sale of the USTC Merger Shares (which term, for the purposes of this Article, shall include any securities into which or for which the USTC Merger Shares subsequently may be converted or exchanged) by the Seller from time to time hereof through the facilities of the National Association of Securities Dealers Automated Quotation System National Market System at market prices current at the time of sale or in other transactions at negotiated prices. Buyer shall use its best efforts to cause such Registration Statement to become effective prior to or at the Closing Date and to remain effective as provided herein. If the SEC does not make the Registration Statement for the USTC Merger Shares effective prior to the Closing Date and all of the Sellers give the Buyer and the Merger Sub a waiver of the condition in Section 8.7 (Securities Registration), Buyer shall continue to use its best efforts to obtain an effective Registration Statement for the USTC Merger Shares after the Closing Date. Buyer shall use its best efforts to cause to be promptly prepared and filed with the SEC such amendments and supplements to the Registration Statement and the related Prospectus (the "Prospectus") as may be necessary to permit the sale thereunder of the USTC Merger Shares in the manner contemplated above until the first to occur of: (i) the earliest date on which all of such shares shall have been sold or may be sold without regard to volume limitations and holding period limitations under the provisions of Rule 144 under the Securities Act or any successor or similar rule hereafter adopted; and (ii) the sixth anniversary of the Closing Date; provided, however, that if at any time prior to the sixth anniversary of the Closing Date, Rule 144 or any successor or similar rule hereafter adopted shall cease to be available without regard to volume limitations and holding period limitations for sales of the USTC Merger Shares by the Seller other than by reason of his actions, the obligations of Buyer to register such shares as provided herein shall be reinstated and shall continue until the first to occur thereafter of (i) and (ii) above. Buyer shall furnish to Seller such number of copies of the Prospectus, as amended from time to time, and supplements thereto as the Seller may reasonably request. The Buyer shall use its best efforts to register or qualify the USTC

Merger Shares under such other securities or blue sky laws of the States of New York and California and do any and all other acts and things which may be reasonably necessary or advisable to enable the Seller to consummate the disposition in the States of California of the USTC Merger Shares owned by the Seller; provided, however, that this obligation shall cease at the time that Buyers' obligation under this Article 16(b) with respect to the Securities Act shall terminate. Buyer shall cause the USTC Merger Shares to be listed on such securities exchange or quoted on such automated quotation system on which the Common Shares are then listed or quoted.

                           (c) All expenses incident to the obligations of Buyer
under Article 16(b) (including, without limitation, registration fees, blue sky filing fees, printing or document reproduction expense, messenger and delivery expenses (including printing of the prospectus, if any) and fees and expenses of its counsel and accountants) shall be borne by Buyer and all other expenses incident to the disposition by the Seller of the USTC Merger Shares held by him (including, without limitation, fees and expenses of his counsel and all brokerage and similar fees) shall be borne by the Seller.

                           (d) The Seller shall: (i) furnish to Buyer such
information as Buyer may from time to time reasonably request in connection with the Registration Statement and Prospectus and any amendment or supplement thereto; (ii) from and after the Closing Date and for so long as the Registration Statement remains effective, promptly after the sale or any other disposition by him of USTC Merger Shares, give Buyer written notification of same; (iii) promptly notify Buyer of any event which comes to his attention which would necessitate an amendment or supplement to the Registration Statement or Prospectus; and (iv) suspend sales of USTC Merger Shares under the Registration Statement promptly upon receipt of notice from Buyer that such sales may not be made until the Registration Statement and Prospectus are amended or supplemented as necessary.


ARTICLE XVII        MISCELLANEOUS.

                  17.1. Announcements. The Company and the Seller, on the one hand, and the Buyer, on the other hand, will not make any announcements to the public concerning this Agreement or the transactions contemplated hereby without the prior approval of the other party (except as otherwise required under applicable law).

                  17.2. References. Unless otherwise specified, references to Sections or Articles are to Sections or Articles in this Agreement.

                  17.3. Currency. All dollar amounts set forth herein are expressed in terms of United States dollars.

                  17.4 Counterparts. The parties may execute this Agreement in any number of counterparts and, as so executed, the counterparts shall constitute one and the same Agreement. The parties agree that each such counterpart is an original and shall be binding upon all the parties, even though all of the parties are not signatories to the same counterpart.

                  IN WITNESS THEREOF, the parties to this Agreement have duly executed it as of the day and year first above written.


U.S. TRUST COMPANY OF CALIFORNIA, N.A.

By:
   -----------------------------------------
Its:
    ----------------------------------------


LILIENTHAL ASSOCIATES

By: /s/ John G. Lilienthal
    ----------------------------------------
Its: President
     ---------------------------------------


UST-LA, INC.

By:
    ----------------------------------------
Its:
     ---------------------------------------




/s/ John G. Lilienthal
--------------------------------------------
John G. Lilienthal


/s/ Bruce J. McGregor
--------------------------------------------
Bruce J. McGregor


/s/ Randall B. Matthews
--------------------------------------------
Randall B. Matthews

                        CONFIRMATION STATEMENT OF SPOUSE


                  I acknowledge that I have read the foregoing Merger Agreement dated as of October 11, 1996 (the "Agreement) and that I know the contents of such Agreement. I am aware that on the occurrence of certain conditions, my spouse agrees to sell all the Shares held in the name of my spouse in Lilienthal Associates, a California corporation (the "Company), including any community interest I may have in these Shares. I hereby consent to the sale of such Shares, approve of the provisions of the Agreement, agree that those Shares and any current or future interest I may have in such Shares are subject to the provisions of the Agreement, and confirm that I will take no action at any time to hinder operation of the Agreement on those Shares or my interest in them.


Dated: October 11, 1996                     /s/ June R. Lilienthal
                                            --------------------------
                                            June R. Lilienthal

                      ACKNOWLEDGEMENT AND WAIVER OF SPOUSE

        I am the spouse of Randall B. Mathews. I acknowledge that the shares of Lilienthal Associates, a California corporation, held by Randall B. Matthews are his separate property. I have no objection to disposition of such shares in accordance with the terms of the Merger Agreement among U.S. Trust Company of California, N.A., Lilienthal Associates and the shareholders of Lilienthal Associates. I waive and release any claim I have or may have in the future against U.S. Trust Company of California, N.A., and all of its affiliates, officers, directors, employees and agents with respect to such shares and the consideration paid or received for such shares.

        I have read the entire Section of California Civil Code Section 1542 described below and, upon advice of legal counsel, I expressly waive any and all rights and benefits available to me by Section 1542 of the California Civil Code, which provides:

        A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

        I agree that this release is voluntarily and knowingly given with the express intention of effecting the legal consequences provided in Section 1541 of the California Civil Code, which provides:

        AN OBLIGATION IS EXTINGUISHED BY A RELEASE THEREFROM GIVEN TO THE DEBTOR BY THE CREDITOR, UPON A NEW CONSIDERATION, OR IN WRITING, WITH OR WITHOUT NEW CONSIDERATION.

Dated: October 16, 1996                        ANN MANNHEIMER
                                              ----------------------------------
                                               Ann Mannheimer Matthews
                                              ----------------------------------

                      ACKNOWLEDGEMENT AND WAIVER OF SPOUSE

        I am the spouse of Bruce J. McGregor. I acknowledge that the shares of Lilienthal Associates, a California corporation, held by Bruce J. McGregor are his separate property. I have no objection to disposition of such shares in accordance with the terms of the Merger Agreement among U.S. Trust Company of California, N.A., Lilienthal Associates and the shareholders of Lilienthal Associates. I waive and release any claim I have or may have in the future against U.S. Trust Company of California, N.A., and all of its affiliates, officers, directors, employees and agents with respect to such shares and the consideration paid or received for such shares.

        I have read the entire Section of California Civil Code Section 1542 described below and, upon advice of legal counsel, I expressly waive any and all rights and benefits available to me by Section 1542 of the California Civil Code, which provides:

        A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

        I agree that this release is voluntarily and knowingly given with the express intention of effecting the legal consequences provided in Section 1541 of the California Civil Code, which provides:

        AN OBLIGATION IS EXTINGUISHED BY A RELEASE THEREFROM GIVEN TO THE DEBTOR BY THE CREDITOR, UPON A NEW CONSIDERATION, OR IN WRITING, WITH OR WITHOUT NEW CONSIDERATION.


Dated: October 16, 1996                            /s/ SUZANNE McGREGOR
                                            ---------------------------------
                                                     Suzanne McGregor

                                   Exhibit 3.5
                           Bonus and Salary Increases

                          LA Bonus Calculations - 1995
                                                                        12/20/95

                                         JGL         BJM         RBM         MJB               PAM           Total
                                         ---         ---         ---         ---               ---           -----
1995 Salary ($M)                        264.0        190.8       101.8        56.0              28.1         640.7
                                                                            (excludes 3M      (includes
                                                                            bonus 1/95)        OT)

of total (%)                             41.20        29.78       15.89        8.74              4.39        100.00

Melon ($M)                              100.5         72.6        38.7        21.3              10.8         243.9
                                                                                                             =====
Actual 1995 pay                         264.0        190.8       101.8        59.0              28.1         643.7

Pension e 10%                            15.0         15.0        11.3         6.4               3.1          50.8

Profit share 15%                         15.0         15.0        16.8         9.7               4.7          61.2

Bonus                                    70.5         42.6        10.6         5.2               3.0         131.9
                                                                                                             -----
                                                                                                             243.9
                                                                                                             =====

Pay + Bonus                             334.5        233.4       112.4        64.2              31.1

Melon

1995F profit per                       $217.81h
   Debbie G

Pension payte                           +36.1

Target PT income                        -10.0
                                       ------
                                        243.9

LA 1996 SALARIES
                                                                JANUARY 23, 1996

                1995-Annual                                       1996
                rate 12/95     Change           Raise       Annual     Per Month
                ----------     ------           -----       ------     ---------
JGL             $265M           +10%            26.5        290         $24,167
BJM              183            +10             18.3        201          16,750
RBM              110            +10             11.0        121          10,083
MJB               56            +15              8.4         65           5,417
PAM               27            +10              2.7         30           2,500
                ----                            ----        ---
                 641                            66.9        707

                                   Exhibit 7.4
                           Opinion of Seller's Counsel

                           [For McCutchen Stationery)

                                                               December 31, 1996



U.S. Trust Company of California, N.A
UST-LA, Inc.
515 South Flower Street, Suite 2700
Los Angeles, CA 90071

Gentlemen:

                  We have acted as counsel to Lilienthal Associates, a California corporation (the "Company"), John G. Lilienthal, Bruce J. McGregor and Randall A. Matthews (individually as "Seller" and collectively as "Sellers") in connection with the execution and delivery of the Merger Agreement dated October __, 1996 (the "Merger Agreement"), among the Company, the Sellers U.S. Trust Company of California, N.A.("Buyer") and UST-LA, Inc. ("Merger Sub"), and in connection with the Closing being held today pursuant to Section 1.2 of the Merger Agreement. This opinion is being delivered to you pursuant to Section 7.4 of the Merger Agreement, and unless the context indicates otherwise, terms defined in the Merger Agreement and not otherwise defined herein, are used herein with the meanings so defined.

                  In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement and the Employment Agreements dated the date hereof between the Company and each of the Sellers (the "Employment Agreements").

                  With respect to certain factual matters, we have relied upon the representations and warranties made by the Sellers in the Merger Agreement, and upon certificates of the Sellers and of the officers of the Company delivered thereunder. We have also examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements and other documents and instruments, and certificates of public officials, and have made such inquiries of the officers of the Company, and have relied upon such statements made to us by such officers, and considered such questions of law, as we have deemed relevant and necessary for purposes of rendering the opinions expressed below.

                  For purposes of this opinion, we have assumed the genuineness of all signatures on original and certified documents and the conformity to original documents of all documents submitted to us as conformed, photostat or other copies thereof, and we have assumed the legal capacity of all natural persons executing such documents, instruments and other papers. We have also assumed that each entity that has executed such documents, instruments and other papers, other than the Company, has the power to enter into and perform all of such entity's obligations thereunder, that such documents, instruments and other papers have been duly authorized, executed and delivered by each entity other than the Company, and that such documents, instruments and other papers are binding on each party thereto other than the Company.

                  Statements made herein "to the best of our knowledge" or with respect to matters "known to us" are based solely on information actually known to those attorneys currently practicing with this firm and engaged in representing the Company in connection with the transactions contemplated by the Merger Agreement. Except as otherwise expressly indicated, we have not undertaken any independent investigation of factual matters.

                  Based upon the foregoing, and subject to the qualifications stated herein, it is our opinion that:

                  (a) The Company is a corporation duly organized and validly existing under the laws of the State of California, and has the corporate power necessary to own, lease and operate and to carry on its business as now conducted.

                  (b) The Company has all requisite corporate power and authority to enter into the Merger Agreement and to carry out its obligations thereunder.

                  (c) The execution, delivery and performance of the Merger Agreement and all other documents required to be delivered by the Company thereunder have been duly and validly authorized and no other corporate proceedings on the part of the Company are necessary to authorize the Merger Agreement or the transaction or the transactions contemplated thereby.

                  (d) The Employment Agreements are valid and binding agreements of the Company and the Employees, enforceable against the Company and the Employees in accordance with their terms.

                  (e) No consent, approval or authorization of or filing with any California or federal governmental authority is required to be made by the Company in connection with the execution and delivery by the Company of the Merger Agreement or the Employment Agreements or the consummation by the Company of the transactions contemplated thereby, except for such consents, approvals, authorizations or filings which have been obtained or made.

                  (f) The execution and delivery of the Merger Agreement and the Employment Agreements do not, and the consummation of the transactions contemplated therein will not, result in or constitute a breach of or default under any agreement or other instrument known to us to which the Company is a party or violate the Articles of Incorporation or Bylaws of the Company or any California or federal law or regulation, or any judgment, writ, injunction, decree, order or ruling known to us of any court or governmental authority binding on the Company.

                  (g) The Merger has been duly authorized and has been consummated in accordance with the Merger Agreement, the Agreement of Merger, the Officers' Certificate of the Company and the Officers' Certificate of the Merger Sub and, upon the acceptance by the California Secretary of the Agreement of Merger, the Officers' Certificate of the Company and the Officers' Certificate of the Merger Sub, will become effective under the laws of the State of California.

                  Furthermore, we advise you that, to the best of our knowledge, there are no disputes, claims, actions, suits or proceedings, arbitrations or investigations, either administrative or judicial, pending or threatened against or affecting the Company, at law or in equity or otherwise, before or by any court or governmental agency or body, domestic of foreign, or before an arbitrator of any kind, except as disclosed in the Disclosure Letter.

                  The opinions set forth are subject to the following qualifications and limitations:

                  (i) We express no opinion as to the effect of the application of equitable principles (whether considered in a proceeding at law or in equity) or of bankruptcy, insolvency, reorganization, moratorium and other laws now or hereafter in effect affecting the enforcement of creditors' rights and remedies including those relating to fraudulent conveyances and transfer;

                  (ii) Insofar as the opinions expressed above relate to, or are based upon, the effectiveness of the Merger, they are subject to the power of the courts to order rescission of the consummated transactions in such cases as violations of federal or state securities laws or for failure to satisfy basic equitable requirements of good faith and fair treatment; and

                  (iii) We express no opinion concerning the laws of any jurisdiction other than the law of the State of California and the federal law of the United States of America.

                  This opinion is provided to you as a legal opinion only, and not as a guarantee or warranty of the matters discussed herein. This opinion has been rendered as of the date hereof, and we disclaim any obligation to advise you of any changes in the circumstances, laws or events that you may occur subsequent to the date hereof, or otherwise to update this opinion.

                  This letter is furnished to you by us, as counsel to the Company, and is solely for your benefit in connection with the transactions contemplated by the Merger Agreement. This opinion may not be relied upon by any other party, except to the extent that we may expressly and in writing authorize reliance by other persons.

                                                     Very truly yours,

                                   Exhibit 7.7
                Employment Agreements of Lilienthal and McGregor

                              EMPLOYMENT AGREEMENT

                                     Between

                             Lilienthal Associates.

                                       and

                               John G. Lilienthal

                                TABLE OF CONTENTS

                                                                                                          Page
                                                                                                          ----
ARTICLE 1.         Employment and Term.......................................................................1
                   1.1.  Employment..........................................................................1
                   1.2.  Conflicts of Interest...............................................................1
                   1.3.  Term................................................................................2
                   1.4.  Key Man Insurance...................................................................2

ARTICLE 2.         Salary....................................................................................2

ARTICLE 3.         Incentive Calculation.....................................................................2
                   3.1.  Long Term Incentive Compensation....................................................2
                   3.1.  Special Incentive Compensation......................................................2

ARTICLE 4.         Other Benefits............................................................................2
                   4.1.  Health Insurance and Other Benefits.................................................2
                   4.2.  Reasonable Business Expenses........................................................3
                   4.3.  Vacation............................................................................3
                   4.4.  Payments to Representatives.........................................................3

ARTICLE 5.         Termination of Employment.................................................................3
                    5.1.  Termination........................................................................3
                    5.2.  Death or Permanent Disability of Employee..........................................4
                    5.3.  Termination Without Cause..........................................................4
                    5.4.  Compensation Upon Voluntary Resignation, Death, Disability or
                          Termination for Cause..............................................................4
                    5.5.  Compensation for Termination without Cause.........................................4

ARTICLE 6.          Confidential Information.................................................................4

ARTICLE 7.          Agreement Not to Solicit or Compete......................................................5
                    7.1.  Non-Solicitation and Non-Competition...............................................5
                    7.2.  Exceptions to Non-Solicitation and Non-Competition.................................5

ARTICLE 8.          Severability.............................................................................6

ARTICLE 9.          Set off..................................................................................6

ARTICLE 10.         Injunctive Relief .......................................................................6

ARTICLE 11.         Entire Agreement.........................................................................6

ARTICLE 12.         Notices..................................................................................6

ARTICLE 13.         Assignment...............................................................................7

ARTICLE 14.         Amendment; Waiver........................................................................7

ARTICLE 15.         Construction.............................................................................8

                              EMPLOYMENT AGREEMENT

                  THIS EMPLOYMENT AGREEMENT (this "Agreement") is entered into
as of             , 1996 by and between Lilienthal Associates, a California
corporation (the "Company") and John G. Lilienthal (the "Employee").

                                    Recitals

                  A. The Company is being acquired by U.S. Trust Company of California ("UST") pursuant to a certain Merger Agreement dated October 11, 1996 among UST, UST-LA, Inc, the Company, and the Employee, among others (the "Merger Agreement").

                  B. As part of the transaction referred to above, Employee agrees to and is entering into this Employment Agreement with the Company as of October 11, 1996 (the "Prior Agreement").

                  C. Capitalized terms used but not otherwise defined herein shall have the same meaning as set forth in the Merger Agreement.

Accordingly, the parties agree as follows:

                  1.       Employment and Term.

                  1.1 Employment. Subject to the terms and conditions of this Agreement, the Company hereby employs Employee during the term of employment set forth in Section 1.3. Employee shall have such powers and perform such duties as may be assigned or delegated to him from time to time by the Board of Directors of the Company (the "Board of Directors") or their designee. Employee hereby accepts such employment and agrees to perform all such services faithfully and diligently, and to discharge the responsibilities thereof to the best of his ability. Employee shall devote all of his business time and attention and energies to the duties of his employment: The Company may require that Employee travel on the business of the Company to an extent substantially consistent with the present business travel obligations and business of the Company. Except when engaged in travel on behalf of the Company, the Employee's place of employment shall be within a twenty-five mile radius of San Francisco, CA.

                  1.2 Conflicts of Interest. Employee has reviewed with the President or his designee Employee's ownership positions in non publicly traded companies, the present directorship and other positions held by Employee in all of the business organizations of Employee, whether or not competitive or in conflict with the Company, and agrees to review these with the President or his designee whenever requested by the President or his designee. Employee is precluded from owning an interest in a non publicly traded company or serving as a director or member of a company until such interest is presented to the President or his designee and the President or his designee determines that such interest is not in a business competitive with the Business Of The Company and would not represent a conflict of interest for Employee. A business is competitive with the Business Of The Company if the business involves the investment management business. Non-business activities such as service on the board of directors of, or for the benefit of, recognized educational, religious or other similar institutions need not be reviewed with the Board.

                  1.3 Term. The term of employment of Employee under this Agreement shall begin on the date of this Agreement and end five (5) years from the date hereof, unless otherwise terminated in accordance with the provisions set forth in Section 5 below (the "Employment Period").

                  1.4 Key Man Insurance. Employee agrees to cooperate with the Company in applying for key man insurance with respect to Employee, if the Company in its sole discretion determines that such insurance is advisable.

                  2. Salary. In consideration for the services to be rendered hereunder, and subject to the terms and conditions of this Agreement, the Company hereby agrees to pay Employee, in accordance with its normal practices, an annual base salary of $190,000 for each year terminating on the anniversary date hereof (the "Annual Base Salary").

                  3.       Incentive Calculation.

                  3.1. Long Term Incentive Compensation. One of the principal responsibilities of the Employee is the successful maintenance and development of new and existing accounts, consequently Employee is eligible for the Annual Incentive Payment Plan and the Sales Compensation Plan of UST.

                  3.2 Special Incentive Compensation. In the event that the revenues of the Company derived from fees charged to clients for the calendar year ending December 31, 1997 are at least $1.1 million, a special incentive compensation of $40,000 shall be awarded to Employee.

                  4.       Other Benefits.

                  4.1 Health Insurance and Other Benefits. During the Employment Period, and except as provided in the Merger Agreement, Employee shall be allowed to participate in any medical, dental and life insurance plans or policies and any pension and retirement plans and any disability plans that are available from time to time to other similarly situated employees of subsidiaries of United States Trust Company of New York. A description of the benefits currently available to similarly situated employees of affiliates of UST is set forth in the 1996 UST Benefits Portfolio, which is incorporated herein by reference.

                  4.2 Reasonable Business Expenses. During the Employment Period, Employee shall be reimbursed for ordinary, necessary and reasonable business and entertainment expenses in connection with the performance of his duties hereunder; provided, that Employee shall be required to present receipts in accordance with UST's Travel and Entertainment policy as in force from time to time in order to obtain reimbursement for such expense.

                  4.3 Vacation. Employee shall be entitled to annual vacation (without deduction of salary or other compensation) in accordance with the Company's vacation policy for executives similarly situated in effect from time to time, but in no event less than four (4) weeks, such vacation to be taken at such time or times during such year as may reasonably be mutually agreed upon between the Employee and the Company.

                  4.4 Payments to Representatives. In the event of Employee's death or other inability to receive payments under this Agreement, payments shall be made to Employee's estate, heirs or other representative as may be legally appropriate.

                  5.       Termination of Employment.

                  5.1 Termination. This employment contract may be terminated at any time by the Company, either with or without cause. The term "cause" shall include any of the following events:

                            (a)      misappropriation by Employee of funds or
property of the Company or any affiliate of the Company; intentional dishonesty; disloyalty to the Company or its affiliates; intentional breach of any provision of Section 6 or Section 7; any attempt by Employee to secure any personal profit related to the business of the Company or any affiliate of the Company and not fairly disclosed to and approved in writing by the Board of Directors; Employee's actions bringing public discredit on the Company, or providing information to the Company which Employee knows, or has reason to know, is not true; or a felony conviction or plea of nolo contendere of Employee or conviction or plea of nolo contendere of an offense involving moral turpitude. Termination for any of the reasons listed above shall not be subject to any cure provisions, and

                            (b)      Employee's extended absence from duty
(other than on account of illness, medical condition, or permitted vacation); refusal to carry out any direction of the Company's Board of Directors with respect to the duties to be performed by Employee hereunder; or any unintentional material breach by Employee of any of his duties or obligations under any section of this Agreement other than Section 6 or Section 7 which material breach is not specified in Section 5.1(a); provided, however that for the first instance of any act contained in this Section 5.1(b), the Employee shall be given written notice by the Company and a ten (10) day period to cure, and if the Employee cures the action to the reasonable satisfaction of the Company within such time period, the action contained in the notice shall not constitute "cause" hereunder. Notwithstanding the foregoing, nothing contained herein shall require the Company to give more than one notice and opportunity to cure under this Section 5.1(b).

                  5.2. Death or Permanent Disability of Employee. Employee's employment hereunder shall terminate upon his death. In addition, the Company shall have the right to terminate Employee's employment hereunder if and when Employee becomes permanently disabled within the meaning of any permanent disability insurance policy which may be maintained by the Company for the benefit of Employee and under which the Employee is entitled to benefits subject to Section 5.4 below.

                  5.3. Termination Without Cause. The Company, by written notice to Employee, at any time after authorization by the Board of Directors, shall also have the right to terminate Employee's employment without cause for any reason, subject to Section 5.5 hereof.

                  5.4. Compensation Upon Voluntary Resignation, Death, Disability or Termination for Cause. In the event of (i) termination of Employee's employment for cause as described in Section 5.1 above, (ii) termination upon death or disability of the Employee as described in Section 5.2 above, or (iii) the voluntary resignation of the Employee from the employment by the Company, the Company shall pay the Employee (i) the unpaid salary and vacation earned by him before the date of termination as provided for in this Agreement, computed pro rata up to and including such date, in lieu of any and all other compensation, benefits and claims of any kind, excepting only such additional amounts as may be provided for under the express terms of any applicable benefit plans or as may be required by law to be paid.

                  5.5. Compensation for Termination without Cause. In the event that Employee's employment with the Company is terminated by the Company without cause (as set forth in Section 5.3), the Company shall pay to Employee,
(i) all unpaid salary and vacation earned by him up to and including the date of termination; (ii) one additional year's salary; and (iii) such additional amounts as may be provided for under the express terms of any applicable benefit plans. Such payments shall be in lieu of any and all compensation, benefits and claims of any kind, excepting only such additional amounts as may be required by law to be paid.

                  6. Confidential Information. During the term of employment under this Agreement, Employee will have access to and become acquainted with confidential proprietary information of the Company, including without limitation, client or supplier identities and relationships, compilations of information, records, and specifications owned by the Company (collectively, "Confidential Information"). Employee shall not disclose any of the Company's Confidential Information (including without limitation any client lists or other confidential information relating to the Company's business), directly or indirectly, or use them in any way, either during the term of this Agreement or at any time thereafter, except as required in the course of his employment by the Company. All files, records, documents, drawings, specifications, equipment and similar items relating to the business of the Company, whether prepared by Employee or otherwise coming into his possession, shall remain the exclusive property of the Company, and if removed from the premises of the Company shall be immediately returned to the Company upon any termination of his employment. In this Section 6, the term (a) "the Company" shall include any firm or corporation directly or indirectly controlling or controlled by UST or under common control with UST; and (b) "Confidential Information" shall not include information which (i) is already in Employee's possession other than through his employment with the Company; (ii) becomes or has been generally available to the public other than as a result of Employee's disclosure; (iii) was available to Employee on a non-confidential basis prior to its disclosure by the Company; or (iv) is independently developed or becomes available to Employee on a non-confidential basis from a source other than the Company.

                  7.       Agreement Not to Solicit or Compete.

                  7.1 Non-Solicitation and Non-Competition. Employee will not, individually or through an agent, for himself or on behalf of another, as an employee, director, owner, partner, sole proprietor, consultant, agent, representative, shareholder, or in any other manner or capacity whatsoever, either during the Employment Period or at any time during the three-year period immediately thereafter, (a) solicit or induce any clients of the Company with whom he has dealt during his term of employment hereunder, to terminate or reduce their respective relationships with the Company, (b) accept any business from any clients of the Company with whom he has dealt during his term of employment hereunder, or enter into a business relationship with any such clients, if any, unless (i) Employee continues to be employed by the Company during such three-year period; and (ii) all compensation from such clients during such three-year period shall accrue to the Company in accordance with the UST's Business Ethics Policy; (c) solicit or induce any person then employed by the Company with whom he has dealt during his term of employment hereunder to terminate such employment, (d) advance or lend funds to, or acquire an interest in excess of three percent (3%) in, any corporation, partnership, joint venture, trust, sole proprietorship or individual which is or may be competitive with the Company or which might place Employee in a position competitive with the Company; or (e) use, permit the use of, display, or license the use of the name Lilienthal in connection with any business or business activity which is or may be competitive with the Business Of The Company or which might place Employee in a position competitive with the Business Of The Company. Any written notice or oral presentation made jointly by the Company and the Employee during such three-year period shall not be deemed to violate any provision of this Section
7.1. In this Section 7.1 the term "the Company" shall include any firm or corporation directly or indirectly controlling or controlled by UST or under common control with UST.

                  7.2 Exception to Non-Solicitation and Non-Competition. The restrictions set forth in Section 7.1 shall not apply to the ownership of a less than 5% interest in any corporation or partnership whose securities are publicly traded.

                  8. Severability. In the event that any of the provisions of this Agreement shall be deemed by any court of competent jurisdiction to be in violation of applicable law for any reason whatsoever, then any such provision shall not be deemed to be void, but shall be deemed to be automatically amended so as to comply with applicable law. In the event that any of the provisions of this Agreement shall be deemed by any court of competent jurisdiction to be wholly or partially invalid, such determination shall not affect the binding effect of the other provisions of this Agreement.

                  9. Set off. Employee grants to the Company the right, at any time and from time to time, to set off from any and all amounts owed to Employee, dollar for dollar, the amounts owed to the Company resulting from damages to the Company for the breach by Employee of the confidentiality or covenant not to compete provisions of this Agreement, but only to the extent that the liability of Employee and the amount of liability of Employee are not reasonably subject to dispute.

                  10. Injunctive Relief. Employee acknowledges that the damage to the Company resulting from a breach of the obligations of trust and confidence set forth in Sections 6 and 7 hereof may cause irreparable injury to the Company, and Employee hereby agrees and consents to the entry of an injunction by any court of competent jurisdiction, enjoining him from violating any term or terms of this Agreement, and such injunctive relief may be granted without the necessity of proving actual damages. In addition, the Employee waives any right to require a bond to be posted by the Company as a condition of receiving any equitable relief. Such injunctive relief, however, shall be in addition to any other remedies provided by law, in equity or otherwise, to the Company.

                  11. Entire Agreement. This Agreement, and the employee benefit plans referred to herein, contain the entire understanding of the Company and the Employee with respect to Employee's employment with the Company and his compensation therefore. Specifically, Employee acknowledges that no commitment has been made by the Company to him with respect to any employment beyond the term of this Agreement (whether ending by lapse of time or earlier termination pursuant to its terms) or with respect to any benefits not expressly set forth in this Agreement or incorporated herein by reference.

                  12. Notices. All notices under this Agreement shall be in writing and shall be deemed effective when delivered in person (in the Company's case, to its respective Secretary) or upon receipt after deposit thereof in the U.S. mails, postage prepaid, addressed to Employee or the Company as follows, or to such other address as the party to be notified may specify by notice to the other party in the manner provided in this Section:

If to Employee:            John G. Lilienthal
                           235 Montgomery Street, Suite 843
                           San Francisco, CA  94104

With a copy to:            McCutchen, Doyle, Brown & Enersen, LLP
                           3 Embarcadero Center
                           San Francisco, CA 94111
                           Attn:  Thomas G. Reddy

If to the Company:         Lilienthal Associates
                           235 Montgomery Street, Suite 843
                           San Francisco, CA  94104


With a copy to:            U.S. Trust Corporation
                           114 West 47th Street
                           New York, N.Y. 10036-1532
                           Attn:  Maureen Scannell Bateman

                  13. Assignment. Neither this Agreement nor any rights or obligations hereunder may be assigned by one party without the consent of the other, except that (i) this Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company, whether by merger, consolidation, sale of assets or otherwise, and reference herein to the Company shall be deemed to include any such successor or successors, and (ii) this Agreement is freely assignable by the Company to any corporation or entity controlling, controlled by, or under common control with, the Company.

                  14. Amendment; Waiver. This Agreement may be amended and any right or claim hereunder waived, only by a written instrument signed by Employee and the Company. Nothing in this Agreement, express or implied, is intended to confer upon any third person any rights or remedies under or by reason of this Agreement. No amendment or waiver of this Agreement requires the consent of any individual, partnership, corporation or other entity not a party to this Agreement.

                  15. Construction. This Agreement shall be construed under and governed by the laws of the State of California. The section headings are for convenience only and shall not be considered a part of the terms and provisions of this Agreement.

                  IN WITNESS WHEREOF, the parties have executed this Agreement.

                                Lilienthal Associates, a California corporation.

                                By:
                                   ----------------------------
                                Title:

                                /s/ John G. Lilienthal
                                -------------------------------
                                John G. Lilienthal

                              EMPLOYMENT AGREEMENT

                                     Between

                             Lilienthal Associates.

                                       and

                                Bruce J. McGregor

                                TABLE OF CONTENTS

Section                                                                          Page
-------                                                                          ----

ARTICLE 1. Employment and Term......................................................1
           1.1.  Employment.........................................................1
           1.2.  Conflicts of Interest..............................................1
           1.3.  Term...............................................................2
           1.4.  Key Man InsuranceTerm..............................................2

ARTICLE 2. Salary...................................................................2

ARTICLE 3. Long-Term Incentive Calculation..........................................2

ARTICLE 4. Other Benefits...........................................................2
           4.1.  Health Insurance and Other Benefits................................2
           4.2.  Reasonable Business Expenses.......................................2
           4.3.  Vacation...........................................................3
           4.4.  Payments to Representatives........................................3

ARTICLE 5. Termination of Employment................................................3
           5.1.  Termination........................................................3
           5.2.  Death or Permanent Disability of Employee..........................3
           5.3.  Termination Without Cause..........................................4
           5.4.  Compensation Upon Voluntary Resignation, Death, Disability or
                 Termination for Cause..............................................4
           5.5.  Compensation Upon Termination without Cause........................4

ARTICLE 6. Confidential Information.................................................4

ARTICLE 7. Agreement Not to Solicit or Compete......................................5
           7.1.  Non-Solicitation and Non-Competition...............................5
           7.2.  Exceptions to Non-Solicitation and Non-Competition.................5

ARTICLE 8. Severability.............................................................5

ARTICLE 9. Set Off..................................................................6

ARTICLE 10.Injunctive Relief........................................................6

ARTICLE 11 Entire Agreement.........................................................6

ARTICLE 12 Notices..................................................................6

ARTICLE 13.Assignment...............................................................7

ARTICLE 14.Amendment; Waiver........................................................7

ARTICLE 15.Construction.............................................................7

                              EMPLOYMENT AGREEMENT

                  THIS EMPLOYMENT AGREEMENT (this "Agreement") is entered into
as of             , 1996 by and between Lilienthal Associates, a California
corporation (the "Company") and Bruce J. McGregor (the "Employee").

                                    Recitals

                  A. The Company is being acquired by U.S. Trust Company of California ("UST") pursuant to a certain Merger Agreement dated October 11, 1996 among UST, UST-LA, Inc, the Company, and the Employee, among others (the "Merger Agreement").

                  B. As part of the transaction referred to above, Employee agrees to and is entering into this Employment Agreement with the Company as of October 11, 1996 (the "Prior Agreement").

                  C. Capitalized terms used but not otherwise defined herein shall have the same meaning as set forth in the Merger Agreement.

Accordingly, the parties agree as follows:

                  1.       Employment and Term.

                  1.1 Employment. Subject to the terms and conditions of this Agreement, the Company hereby employs Employee during the term of employment set forth in Section 1.3. Employee shall have such powers and perform such duties as may be assigned or delegated to him from time to time by the Board of Directors of the Company (the "Board of Directors") or their designee. Employee hereby accepts such employment and agrees to perform all such services faithfully and diligently, and to discharge the responsibilities thereof to the best of his ability. Employee shall devote at least four days a week to the duties of his employment: The Company may require that Employee travel on the business of the Company to an extent substantially consistent with the present business travel obligations and business of the Company. Except when engaged in travel on behalf of the Company, the Employee's place of employment shall be within a twenty-five mile radius of San Francisco, CA.

                  1.2 Conflicts Of Interest. Employee has reviewed with the President or his designee Employee's ownership positions in non publicly traded companies, the present directorship and other positions held by Employee in all of the business organizations of Employee, whether or not competitive or in conflict with the Company, and agrees to review these with the President or his designee whenever requested by the President or his designee. Employee is precluded from owning an interest in a non publicly traded company or serving as a director or member of a company until such interest is presented to the President or his designee and the President or his designee determines that such interest is not in a business competitive with the Business Of The Company and would not represent a conflict of interest for Employee. A business is competitive with the Business Of The Company if the business involves the investment management business. Non-business activities such as service on the board of directors of, or for the benefit of, recognized educational, religious or other similar institutions need not be reviewed with the Board.

                  1.3 Term. The term of employment of Employee under this Agreement shall begin on the date of this Agreement and end May 30, 1998, unless otherwise terminated in accordance with the provisions set forth in Section 5 below (the "Employment Period").

                  1.4 Key Man Insurance. Employee agrees to cooperate with the Company in applying for key man insurance with respect to Employee, if the Company in its sole discretion determines that such insurance is advisable.

                  2. Salary. In consideration for the services to be rendered hereunder, and subject to the terms and conditions of this Agreement, the Company hereby agrees to pay Employee, in accordance with its normal practices, an annual base salary of $140,000 for each year terminating on the anniversary date hereof (the "Annual Base Salary").

                  3.       Incentive Calculation.

                  3.1. Long Term Incentive Compensation. One of the principal responsibilities of the Employee is the successful maintenance and development of new and existing accounts, consequently Employee is eligible for the Annual Incentive Payment Plan and the Sales Compensation Plan of UST.

                  3.2 Special Incentive Compensation. In the event that the revenues of the Company derived from fees charged to clients for the calendar year ending December 31, 1997 are at least $1.1 million, a special incentive compensation of $30,000 shall be awarded to Employee.

                  4.       Other Benefits.

                  4.1 Health Insurance and Other Benefits. During the Employment Period, and except as provided in the Merger Agreement, Employee shall be allowed to participate in any medical, dental and life insurance plans or policies and any pension and retirement plans and any disability plans that are available from time to time to other similarly situated employees of subsidiaries of United States Trust Company of New York. A description of the benefits currently available to similarly situated employees of affiliates of UST is set forth in the 1996 UST Benefits Portfolio, which is incorporated herein by reference.

                  4.2 Reasonable Business Expenses. During the Employment Period, Employee shall be reimbursed for ordinary, necessary and reasonable business and entertainment expenses in connection with the performance of his duties hereunder; provided, that Employee shall be required to present receipts in accordance with UST's Travel and Entertainment policy as in force from time to time in order to obtain reimbursement for such expense.

                  4.3 Vacation. Employee shall be entitled to annual vacation (without deduction of salary or other compensation) in accordance with the Company's vacation policy for executives similarly situated in effect from time to time, but in no event less than four (4) weeks, such vacation to be taken at such time or times during such year as may reasonably be mutually agreed upon between the Employee and the Company.

                  4.4 Payments to Representatives. In the event of Employee's death or other inability to receive payments under this Agreement, payments shall be made to Employee's estate, heirs or other representative as may be legally appropriate.

                  5.       Termination of Employment.

                  5.1 Termination. This employment contract may be terminated at any time by the Company, either with or without cause. The term "cause" shall include any of the following events:

                           (a)      misappropriation by Employee of funds or
property of the Company or any affiliate of the Company; intentional dishonesty; disloyalty to the Company or its affiliates; intentional breach of any provision of Section 6 or Section 7; any attempt by Employee to secure any personal profit related to the business of the Company or any affiliate of the Company and not fairly disclosed to and approved in writing by the Board of Directors; Employee's actions bringing public discredit on the Company, or providing information to the Company which Employee knows, or has reason to know, is not true; or a felony conviction or plea of nolo contendere of Employee or conviction or plea of nolo contendere of an offense involving moral turpitude. Termination for any of the reasons listed above shall not be subject to any cure provisions, and

                           (b)      Employee's extended absence from duty
(other than on account of illness, medical condition, or permitted vacation); refusal to carry out any direction of the Company's Board of Directors with respect to the duties to be performed by Employee hereunder; or any unintentional material breach by Employee of any of his duties or obligations under any section of this Agreement other than Section 6 or Section 7 which material breach is not specified in Section 5.1(a); provided, however that for the first instance of any act contained in this Section 5.1(b), the Employee shall be given written notice by the Company and a ten (10) day period to cure, and if the Employee cures the action to the reasonable satisfaction of the Company within such time period, the action contained in the notice shall not constitute "cause" hereunder. Notwithstanding the foregoing, nothing contained herein shall require the Company to give more than one notice and opportunity to cure under this Section 5.1(b).

                  5.2. Death or Permanent Disability of Employee. Employee's employment hereunder shall terminate upon his death. In addition, the Company shall have the right to terminate Employee's employment hereunder if and when Employee becomes permanently disabled within the meaning of any permanent disability insurance policy which may be maintained by the Company for the benefit of Employee and under which the Employee is entitled to benefits subject to Section 5.4 below.

                  5.3. Termination Without Cause. The Company, by written notice to Employee, at any time after authorization by the Board of Directors, shall also have the right to terminate Employee's employment without cause for any reason, subject to Section 5.5 hereof.

                  5.4. Compensation Upon Voluntary Resignation, Death, Disability or Termination for Cause. In the event of (i) termination of Employee's employment for cause as described in Section 5.1 above, (ii) termination upon death or disability of the Employee as described in Section 5.2 above, or (iii) the voluntary resignation of the Employee from the employment by the Company, the Company shall pay the Employee (i) the unpaid salary and vacation earned by him before the date of termination as provided for in this Agreement, computed pro rata up to and including such date, in lieu of any and all other compensation, benefits and claims of any kind, excepting only such additional amounts as may be provided for under the express terms of any applicable benefit plans or as may be required by law to be paid.

                  5.5. Compensation for Termination without Cause. In the event that Employee's employment with the Company is terminated by the Company without cause (as set forth in Section 5.3), the Company shall pay to Employee,
(i) all unpaid salary and vacation earned by him up to and including the date of termination; (ii) one additional year's salary; and (iii) such additional amounts as may be provided for under the express terms of any applicable benefit plans. Such payments shall be in lieu of any and all compensation, benefits and claims of any kind, excepting only such additional amounts as may be required by law to be paid.

                  6. Confidential Information. During the term of employment under this Agreement, Employee will have access to and become acquainted with confidential proprietary information of the Company, including without limitation, client or supplier identities and relationships, compilations of information, records, and specifications owned by the Company (collectively, "Confidential Information"). Employee shall not disclose any of the Company's Confidential Information (including without limitation any client lists or other confidential information relating to the Company's business), directly or indirectly, or use them in any way, either during the term of this Agreement or at any time thereafter, except as required in the course of his employment by the Company. All files, records, documents, drawings, specifications, equipment and similar items relating to the business of the Company, whether prepared by Employee or otherwise coming into his possession, shall remain the exclusive property of the Company, and if removed from the premises of the Company shall be immediately returned to the Company upon any termination of his employment. In this Section 6, the term (a) "the Company" shall include any firm or corporation directly or indirectly controlling or controlled by UST or under common control with UST; and (b) "Confidential Information" shall not include information which
(i) is already in Employee's possession other than through his employment with the Company; (ii) becomes or has been generally available to the public other than as a result of Employee's disclosure; (iii) was available to Employee on a non-confidential basis prior to its disclosure by the Company; or (iv) is independently developed or becomes available to Employee on a non-confidential basis from a source other than the Company.

                  7.       Agreement Not to Solicit or Compete.

                  7.1 Non-Solicitation and Non-Competition. Employee will not, individually or through an agent, for himself or on behalf of another, as an employee, director, owner, partner, sole proprietor, consultant, agent, representative, shareholder, or in any other manner or capacity whatsoever, either during the Employment Period or at any time during the three-year period immediately thereafter, (a) solicit or induce any clients of the Company with whom he has dealt during his term of employment hereunder, to terminate or reduce their respective relationships with the Company, (b) accept any business from any clients of the Company with whom he has dealt during his term of employment hereunder, or enter into a business relationship with any such clients, if any, unless (i) Employee continues to be employed by the Company during such three-year period; and (ii) all compensation from such clients during such three-year period shall accrue to the Company in accordance with the UST's Business Ethics Policy; (c) solicit or induce any person then employed by the Company with whom he has dealt during his term of employment hereunder to terminate such employment, (d) advance or lend funds to, or acquire an interest in excess of three percent (3%) in, any corporation, partnership, joint venture, trust, sole proprietorship or individual which is or may be competitive with the Company or which might place Employee in a position competitive with the Company; or (e) use, permit the use of, display, or license the use of the name Lilienthal in connection with any business or business activity which is or may be competitive with the Business Of The Company or which might place Employee in a position competitive with the Business Of The Company. Any written notice or oral presentation made jointly by the Company and the Employee during such three-year period shall not be deemed to violate any provision of this Section
7.1. In this Section 7.1 the term "the Company" shall include any firm or corporation directly or indirectly controlling or controlled by UST or under common control with UST.

                  7.2 Exception to Non-Solicitation and Non-Competition. The restrictions set forth in Section 7.1 shall not apply to the ownership of a less than 5% interest in any corporation or partnership whose securities are publicly traded.

                  8. Severability. In the event that any of the provisions of this Agreement shall be deemed by any court of competent jurisdiction to be in violation of applicable law for any reason whatsoever, then any such provision shall not be deemed to be void, but shall be deemed to be automatically amended so as to comply with applicable law. In the event that any of the provisions of this Agreement shall be deemed by any court of competent jurisdiction to be wholly or partially invalid, such determination shall not affect the binding effect of the other provisions of this Agreement.

                  9. Set off Employee grants to the Company the right, at any time and from time to time, to set off from any and all amounts owed to Employee, dollar for dollar, the amounts owed to the Company resulting from damages to the Company for the breach by Employee of the confidentiality or covenant not to compete provisions of this Agreement, but only to the extent that the liability of Employee and the amount of liability of Employee are not reasonably subject to dispute.

                  10       Injunctive Relief. Employee acknowledges that the
damage to the Company resulting from a breach of the obligations of trust and confidence set forth in Sections 6 and 7 hereof may cause irreparable injury to the Company, and Employee hereby agrees and consents to the entry of an injunction by any court of competent jurisdiction, enjoining him from violating any term or terms of this Agreement, and such injunctive relief may be granted without the necessity of proving actual damages. In addition, the Employee waives any right to require a bond to be posted by the Company as a condition of receiving any equitable relief. Such injunctive relief, however, shall be in addition to any other remedies provided by law, in equity or otherwise, to the Company.

                  11. Entire Agreement. This Agreement, and the employee benefit plans referred to herein, contain the entire understanding of the Company and the Employee with respect to Employee's employment with the Company and his compensation therefore. Specifically, Employee acknowledges that no commitment has been made by the Company to him with respect to any employment beyond the term of this Agreement (whether ending by lapse of time or earlier termination pursuant to its terms) or with respect to any benefits not expressly set forth in this Agreement or incorporated herein by reference.

                  12. Notices. All notices under this Agreement shall be in writing and shall be deemed effective when delivered in person (in the Company's case, to its respective Secretary) or upon receipt after deposit thereof in the U.S. mails, postage prepaid, addressed to Employee or the Company as follows, or to such other address as the party to be notified may specify by notice to the other party in the manner provided in this Section:


If to Employee:                     Bruce J. McGregor
                                    235 Montgomery Street, Suite 843
                                    San Francisco, CA  94104

With a copy to:                     McCutchen, Doyle, Brown & Enersen, LLP
                                    3 Embarcadero Center
                                    San Francisco, CA 94111
                                    Attn: Thomas G. Reddy

If to the Company:                  Lilienthal Associates
                                    235 Montgomery Street, Suite 843
                                    San Francisco, CA  94104

With a copy to:                     U.S. Trust Corporation
                                    114 West 47th Street
                                    New York, N.Y. 10036-1532
                                    Attn:  Maureen Scannell Bateman

                  10. Assignment. Neither this Agreement nor any rights or obligations hereunder may be assigned by one party without the consent of the other, except that (i) this Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company, whether by merger, consolidation, sale of assets or otherwise, and reference herein to the Company shall be deemed to include any such successor or successors, and (ii) this Agreement is freely assignable by the Company to any corporation or entity controlling, controlled by, or under common control with, the Company.

                  11. Amendment; Waiver. This Agreement may be amended and any right or claim hereunder waived, only by a written instrument signed by Employee and the Company. Nothing in this Agreement, express or implied, is intended to confer upon any third person any rights or remedies under or by reason of this Agreement. No amendment or waiver of this Agreement requires the consent of any individual, partnership, corporation or other entity not a party to this Agreement.

                  12. Construction. This Agreement shall be construed under and governed by the laws of the State of California. The section headings are for convenience only and shall not be considered a part of the terms and provisions of this Agreement.

                  IN WITNESS WHEREOF, the parties have executed this Agreement.

                               Lilienthal Associates, a California corporation.

                               By:
                                  -----------------------------
                               Title:



                               --------------------------------
                               Bruce J. McGregor

                                  Exhibit 7.11
                      Consent Letter to Lilienthal Clients
                      ------------------------------------

                             [LILIENTHAL LETTERHEAD]



                                             October ___, 1996






Dear _______________:

As we discussed before, our firm will become the San Francisco subsidiary of U.S. Trust Corporation subject to regulatory approval.

U.S. Trust has been in business since 1853, concentrating on providing investment management for individuals, trusts and charitable institutions. It manages assets in excess of $35 billion through 14 offices nationwide.

Most importantly, the Company's investment philosophy matches our own. The availability of 15 equity and fixed income security analysts in New York and Los Angeles significantly strengthens Lilienthal Associates' capability. And their banking and custodianship facilities provide additional services. So that you may know more about U.S. Trust, we're enclosing a copy of a brochure describing their operations.

Once the transaction is complete, we envision relatively minor changes in the manner in which we'll be working with you. Our investment counsel agreement with you will remain unchanged and we will continue to bill you at the same annual rate of _____________ (the" Investment Counsel Agreement"). Bruce, Randy, Marilyn, Pam and I will be right here as always and available to you as usual. We'll be reporting to you four times [or once] a year as we have in the past. We'll meet with you at your convenience. However, appraisals and cash statements for your accounts will be produced monthly in New York.

While we are becoming a subsidiary of U.S. Trust Corporation and your Investment Counsel Agreement with us remains unchanged, the Investment Advisors Act of 1940 considers this process an assignment of the Investment Counsel Agreement requiring that you consent to the assignment before we can continue to work with you. Therefore, please sign, date and return the copy of this letter in the envelope provided.

                             [LILIENTHAL LETTERHEAD]



                                             October ___, 1996






Dear _______________:

As we discussed before, our firm will become the San Francisco subsidiary of U.S. Trust Corporation subject to regulatory approval.

U.S. Trust has been in business since 1853, concentrating on providing investment management for individuals, trusts and charitable institutions. It manages assets in excess of $35 billion through 14 offices nationwide.

Most importantly, the Company's investment philosophy matches our own. The availability of 15 equity and fixed income security analysts in New York and Los Angeles significantly strengthens Lilienthal Associates' capability. And their banking and custodianship facilities provide additional services. So that you may know more about U.S. Trust, we're enclosing a copy of a brochure describing their operations.

Once the transaction is complete, we envision relatively minor changes in the manner in which we'll be working with you. Our investment counsel agreement with you will remain unchanged and we will continue to bill you at the same annual rate of _____________ (the" Investment Counsel Agreement"). Bruce, Randy, Marilyn, Pam and I will be right here as always and available to you as usual. We'll be reporting to you four times [or once] a year as we have in the past. We'll meet with you at your convenience. However, appraisals and cash statements for your accounts will be produced monthly in New York.

While we are becoming a subsidiary of U.S. Trust Corporation and your Investment Counsel Agreement with us remains unchanged, the Investment Advisors Act of 1940 considers this process an assignment of the Investment Counsel Agreement requiring that you consent to the assignment before we can continue to work with you. Therefore, please sign, date and return the copy of this letter in the envelope provided.

Let us know if you'd like to discuss any of these matters further or have any questions we have not covered before.

Sincerely,

LILIENTHAL ASSOCIATES



John G. Lilienthal


                                           Agree to Assignment of Investment
                                           Counsel Agreement:


                                           ------------------------------------
                                           (type name)


                                           ------------------------------------
                                           Date

                                   Exhibit 8.3
                           Opinion of Buyer's Counsel

                [For U.S. Trust Company of California Stationery)

                                                  December 31, 1996
John G. Lilienthal
Bruce J McGregor
Randall B. Matthews
Lilienthal Associates
235 Montgomery street, Suite 843
San Francisco, CA 94104

Gentlemen:

         I am Senior Vice-President and General Counsel of U.S. Trust Company of California, N.A. (the"Buyer") and UST-LA, Inc., a California corporation (the"Merger Sub"). I have acted as counsel for Buyer and Merger Sub in connection with the execution and delivery of the Merger Agreement dated October __, 1996 (the "Merger Agreement"), among Lilienthal Associates, a California corporation (the "Company"), John G. Lilienthal, Bruce J. McGregor and Randall
A. Matthews (individually as "Seller" and collectively as "Sellers") and in connection with the Closing being held today pursuant to Section 1.2 of the Merger Agreement. This opinion is being delivered to you pursuant to Section 8.3 of the Merger Agreement, and unless the context indicates otherwise, terms defined in the Merger Agreement and not otherwise defined herein, are used herein with the meanings so defined.

         In connection with this opinion, I have examined originals or copies, certified or otherwise identified to my satisfaction, of the Merger Agreement and the Employment Agreements dated the date hereof between the Company and each of the Sellers (the "Employment Agreements").

         With respect to certain factual matters, I have relied upon the representations and warranties made by the parties in the Merger Agreement and by the officers and representatives of the Buyer delivered thereunder, and upon statements made to me in discussion with Buyer's management. I have also examined and relied upon originals or copies, certified or otherwise identified to my satisfaction, of such corporate records, agreements and other documents and instruments, and certificates of public officials, and have made such inquiries of the officers of the Buyer and Merger Sub, and have relied upon such statements made to me by such officers, and considered such questions of law, as I have deemed relevant and necessary for purposes of rendering the opinions expressed below.

         For purposes of this opinion, I have assumed the genuineness of all signatures on original and certified documents and the conformity to original documents of all documents submitted to me as conformed, photostat or other copies thereof, and I have assumed the legal capacity of all natural persons executing such documents, instruments and other papers. I have also assumed that each entity that has executed such documents, instruments and other papers, other than the Buyer and Merger Sub, has the power to enter into and perform all of such entity's obligations thereunder, that such documents, instruments and other papers have been duly authorized, executed and delivered by each entity other than the Buyer and Merger Sub, and that such documents, instruments and other papers are binding on each party thereto, other than the Buyer and Merger Sub.

         Statements made herein "to the best of my knowledge" or with respect to matters "known to me" are based solely on information actually known to me and to those attorneys currently employed with the Buyer and Merger Sub and engaged in representing the Buyer and Merger Sub in connection with the transactions contemplated by the Merger Agreement. Except as otherwise expressly indicated, I have not undertaken any independent investigation of factual matters.

         Based upon the foregoing, and subject to the qualifications stated herein, it is my opinion that:

         (a) Buyer is a national banking organization chartered by the office of the Comptroller of the Currency duly organized, validly existing and in good standing under the laws of the State of California, and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of California.

         (b) Buyer and Merger Sub have all requisite corporate power and authority to execute, deliver and perform the Merger Agreement and all other documents required to be delivered to Sellers at closing (the "Closing Documents") and the performance by Buyer and Merger Sub of their respective obligations thereunder, have been duly and validly authorized and no other corporate proceedings on the part of Buyer or Merger Sub are necessary to authorize the Merger Agreement.

         (c) The Merger Agreement and the Closing Documents have been duly executed and delivered by Buyer and Merger Sub, as the case may be, and constitute the legal, valid and binding obligations of Buyer and Merger Sub, as the case may be, enforceable against Buyer and Merger Sub, as the case may be, in accordance with their respective terms, except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally.

         (d) The execution and delivery by Buyer and Merger Sub of the Merger Agreement and the Closing Documents, and the performance by Buyer and Merger Sub of the transactions contemplated thereunder, do not and will not conflict with, or constitute a breach of or a default or permit acceleration of any obligation under, or create a lien or other encumbrance on any assets of Buyer or Merger Sub under, (i) any law, regulation, rule, judgment, order, writ, injunction or decree applicable to Buyer or Merger Sub, or (ii) any agreement, lease, indenture, instrument or contract to which Buyer or Merger Sub is a party or by which Buyer or Merger Sub is bound.

         (e) No consent, approval or authorization of or filing with any New York, California or federal governmental authority is required in connection with the execution and delivery of the Merger Agreement by Buyer or Merger Sub or for the consummation by Buyer or Merger Sub of the transactions contemplated thereby, except for such consents, approvals, authorizations or filings which have been obtained or made.

         (f) The USTC Merger Shares have been duly authorized and, upon delivery to the Sellers in accordance with the terms of the Merger Agreement, have been validly issued, fully paid and nonassessable and free of preemptive rights.

         (g) The Registration Statement of US Trust Corporation on Form S-3, as amended, Registration No. _____________ (as amended, the "Registration Statement"), has become effective under the Securities Act of 1933, as amended (the "Act"), and to the best of my knowledge, no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been instituted or are threatened under the Act, and the Registration Statement and the prospectus contained therein and any amendments or supplements thereto, as of their respective effective dates, comply as to form and all material respects with the Act, and nothing has come to my attention which leads me to believe that the Registration Statement at the time it became effective contained, or on the date hereof contains, an untrue statement of a material fact or omitted or omits a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

         (h) If the offer and sale are made pursuant to the Registration Statement, the offer and sale will be duly registered under the Act.

         (i) The offer and sale of the USTC Merger Shares by the Sellers will be exempt from registration or qualification under the state securities laws of the State of New York and California, and all conditions for obtaining such exemptions have been satisfied.

         Furthermore, to the best of my knowledge, there is no pending or threatened suit, action or litigation, or administrative, arbitration or other proceeding or governmental inquiry or investigation, questioning the validity of the Merger Agreement, or any of the Closing Documents, or any of the transactions contemplated thereby.

         The opinions set forth are subject to the following qualifications and limitations:

         (i) I express no opinion as to the effect of the application of equitable principles (whether considered in a proceeding at law or in equity) or of bankruptcy, insolvency, reorganization, moratorium and other laws now or hereafter in effect affecting the enforcement of creditors' rights and remedies including those relating to fraudulent conveyances and transfer;

         (ii) Insofar as the opinions expressed above relate to, or are based upon, the effectiveness of the Merger, they are subject to the power of the courts to order rescission of the consummated transactions in such cases as violations of federal or state securities laws or for failure to satisfy basic equitable requirements of good faith and fair treatment; and

         (iii) I express no opinion concerning the laws of any jurisdiction other than the law of the State of New York and California and the federal law of the United States of America.

         This opinion is provided to you as a legal opinion only, and not as a guarantee or warranty of the matters discussed herein. This opinion has been rendered as of the date hereof, and I disclaim any obligation to advise you of any changes in the circumstances, laws or events that you may occur subsequent to the date hereof, or otherwise to update this opinion.

         This letter is furnished to you by me, as counsel to the Buyer and Merger Sub, and is solely for your benefit in connection with the transactions contemplated by the Merger Agreement. This opinion may not be relied upon by any other party, except to the extent that we may expressly and in writing authorize reliance by other persons.

                                       Very truly yours,



                                       Maureen Scannell Bateman,
                                       Senior Vice President and General Counsel